Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Cherry Hill Mortgage Investment Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Cherry Hill Mortgage Investment Corporation and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of income (loss), comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 27, 2020 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2012.
New York, New York
February 27, 2020

except for Note 2, as to which the date is
December 2, 2020

Cherry Hill Mortgage Investment Corporation and Subsidiaries
Consolidated Balance Sheets
(in thousands — except share data)
	December 31, 2019	December 31, 2018
Assets
RMBS, available-for-sale (including pledged assets of $2,419,539 and $1,698,688, respectively)	$2,508,360	$1,770,110
Investments in Servicing Related Assets at fair value (including pledged assets of $291,111 and $294,907, respectively)	291,111	294,907
Cash and cash equivalents	24,671	31,834
Restricted cash	67,037	8,185
Derivative assets	18,289	24,258
Receivables and other assets	35,097	23,983
Total Assets	$2,944,565	$2,153,277
Liabilities and Stockholders’ Equity
Liabilities
Repurchase agreements	$2,337,638	$1,598,592
Derivative liabilities	12,337	3,816
Notes payable	166,989	157,543
Dividends payable	8,768	11,847
Due to affiliates	3,589	2,003
Accrued expenses and other liabilities	15,869	20,633
Total Liabilities	$2,545,190	$1,794,434
Stockholders’ Equity
Series A Preferred stock, $0.01 par value per share, 100,000,000 shares authorized and 2,781,635 shares issued and outstanding as of December 31, 2019 and 100,000,000 shares authorized and 2,718,206 shares issued and outstanding as of December 31, 2018, liquidation preference of $69,541 as of December 31, 2019 and liquidation preference of $67,955 as of December 31, 2018	$67,213	$65,639
Series B Preferred stock, $0.01 par value per share, 100,000,000 shares authorized and 2,000,000 shares issued and outstanding as of December 31, 2019 and 100,000,000 shares authorized and 0 shares issued and outstanding as of December 31, 2018, liquidation preference of $50,000 as of December 31, 2019 and liquidation preference of $0 as of December 31, 2018	48,068	-
Common stock, $0.01 par value per share, 500,000,000 shares authorized and 16,660,655 shares issued and outstanding as of December 31, 2019 and 500,000,000 shares authorized and 16,652,170 shares issued and outstanding as of December 31, 2018	170	167
Additional paid-in capital	299,180	298,614
(Deficit) Retained earnings	(59,451)	29,632
Accumulated other comprehensive income (loss)	41,414	(38,400)
Total Cherry Hill Mortgage Investment Corporation Stockholders’ Equity	$396,594	$355,652
Non-controlling interests in Operating Partnership	2,781	3,191
Total Stockholders’ Equity	$399,375	$358,843
Total Liabilities and Stockholders’ Equity	$2,944,565	$2,153,277

See notes to consolidated financial statements.

Cherry Hill Mortgage Investment Corporation and Subsidiaries
Consolidated Statements of Income (Loss)
(in thousands — except per share data)

	Year Ended December 31,
	2019	2018	2017
Income
Interest income	$73,338	$57,350	$42,414
Interest expense	48,585	34,509	19,881
Net interest income	24,753	22,841	22,533
Servicing fee income	73,555	50,776	24,034
Servicing costs	17,404	10,615	5,783
Net servicing income	56,151	40,161	18,251
Other income (loss)
Realized gain (loss) on RMBS, available-for-sale, net	902	(8,362)	(503)
Realized gain on investments in Excess MSRs, net	-	-	6,678
Realized loss on derivatives, net	(12,362)	(5,889)	(5,554)
Realized gain on acquired assets, net	26	-	-
Unrealized gain (loss) on derivatives, net	(10,867)	3,505	6,580
Unrealized gain (loss) on investments in Servicing Related Assets	(106,772)	(3,573)	9,159
Total Income (Loss)	(48,169)	48,683	57,144
Expenses
General and administrative expense	4,647	3,941	3,817
Management fee to affiliate	7,784	5,946	4,347
Total Expenses	12,431	9,887	8,164
Income (Loss) Before Income Taxes	(60,600)	38,796	48,980
Provision for (Benefit from) corporate business taxes	(9,925)	4,527	2,550
Net Income (Loss)	(50,675)	34,269	46,430
Net (income) loss allocated to noncontrolling interests in Operating Partnership	819	(443)	(633)
Dividends on preferred stock	9,353	5,297	1,833
Net Income (Loss) Applicable to Common Stockholders	$(59,209)	$28,529	$43,964
Net Income (Loss) Per Share of Common Stock
Basic	$(3.53)	$1.95	$3.84
Diluted	$(3.53)	$1.95	$3.84
Weighted Average Number of Shares of Common Stock Outstanding
Basic	16,775,113	14,649,242	11,443,493
Diluted	16,787,902	14,657,498	11,450,831

See notes to consolidated financial statements.

Cherry Hill Mortgage Investment Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income (Loss)
(in thousands)

	Year Ended December 31,
	2019	2018	2017
Net income (loss)	$(50,675)	$34,269	$46,430
Other comprehensive income (loss):
Net unrealized gain (loss) on RMBS	80,716	(43,455)	2,583
Reclassification of net realized gain (loss) on RMBS included in earnings	(902)	8,362	503
Other comprehensive income (loss)	79,814	(35,093)	3,086
Comprehensive income	$29,139	$(824)	$49,516
Comprehensive income attributable to noncontrolling interests in Operating Partnership	471	(11)	675
Dividends on preferred stock	9,353	5,297	1,833
Comprehensive income (loss) attributable to common stockholders	$19,315	$(6,110)	$47,008

See notes to consolidated financial statements.

Cherry Hill Mortgage Investment Corporation and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity
(in thousands — except share data)

	Common Stock Shares	Common Stock Amount	Preferred Stock Shares	Preferred Stock Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Non-Controlling Interest in Operating Partnership	Total Stockholders’ Equity
Balance, December 31, 2016	7,525,348	$75	-	$-	$148,457	$(6,393)	$12,093	$1,777	$156,009
Issuance of common stock	5,175,000	52	-	-	80,863	-	-	-	80,915
Net Income (Loss)	-	-	-	-	-	-	22,178	409	22,587
Other Comprehensive Income	-	-	-	-	-	1,672	-	-	1,672
LTIP-OP Unit awards	-	-	-	-	-	-	-	135	135
Distribution paid on LTIP-OP Units	-	-	-	-	-	-	-	(91)	(91)
Common dividends declared, $0.49 per share	-	-	-	-	-	-	(3,687)	-	(3,687)
Balance, March 31, 2017	12,700,348	$127	-	$-	$229,320	$(4,721)	$30,584	$2,230	$257,540
Issuance of common stock	8,199	-	-	-	25	-	-	-	25
Net income	-	-	-	-	-	-	(1,549)	(116)	(1,665)
Other comprehensive income	-	-	-	-	-	5,887	-	-	5,887
LTIP-OP Unit awards	-	-	-	-	-	-	-	146	146
Distribution paid on LTIP-OP Units	-	-	-	-	-	-	-	(78)	(78)
Common dividends declared, $0.49 per share	-	-	-	-	-	-	(6,228)	-	(6,228)
Balance, June 30, 2017	12,708,547	$127	-	$-	$229,345	$1,166	$22,807	$2,182	$255,627
Issuance of common stock	12,917	-	-	-	238	-	-	-	238
Issuance of preferred stock	-	-	2,400,000	57,917	-	-	-	-	57,917
Conversion of OP units	-	-	-	-	-	-	-	(238)	(238)
Net Income before dividends on preferred stock	-	-	-	-	-	-	6,766	93	6,859
Other Comprehensive Income	-	-	-	-	-	3,574	-	-	3,574
LTIP-OP Unit awards	-	-	-	-	-	-	-	194	194
Distribution paid on LTIP-OP Units	-	-	-	-	-	-	-	(87)	(87)
Common dividends declared, $0.49 per share	-	-	-	-	-	-	(6,227)	-	(6,227)
Preferred Series A dividends declared, $0.3303 per share	-	-	-	-	-	-	(593)	-	(593)
Balance, September 30, 2017	12,721,464	$127	2,400,000	$57,917	$229,583	$4,740	$22,753	$2,144	$317,264
Issuance of common stock	-	-	-	-	59	-	-	-	59
Net Income before dividends on preferred stock	-	-	-	-	-	-	18,402	247	18,649
Other Comprehensive Income	-	-	-	-	-	(8,047)	-	-	(8,047)
LTIP-OP Unit awards	-	-	-	-	-	-	-	143	143
Distribution paid on LTIP-OP Units	-	-	-	-	-	-	-	(81)	(81)
Common dividends declared, $0.49 per share	-	-	-	-	-	-	(6,239)	-	(6,239)
Preferred Series A dividends declared, $0.5125 per share	-	-	-	-	-	-	(1,240)	-	(1,240)
Balance, December 31, 2017	12,721,464	127	2,400,000	$57,917	$229,642	$(3,307)	$33,676	$2,453	$320,508
Issuance of common stock	-	-	-	-	37	-	-	-	37
Net Income before dividends on preferred stock	-	-	-	-	-	-	33,789	443	34,232
Other Comprehensive (Loss)	-	-	-	-	-	(30,678)	-	-	(30,678)
LTIP-OP Unit awards	-	-	-	-	-	-	-	138	138
Distribution paid on LTIP-OP Units	-	-	-	-	-	-	-	(83)	(83)
Common dividends declared, $0.49 per share	-	-	-	-	-	-	(6,235)	-	(6,235)
Preferred Series A dividends declared, $0.5125 per share	-	-	-	-	-	-	(1,213)	-	(1,213)
Balance, March 31, 2018	12,721,464	$127	2,400,000	$57,917	$229,679	$(33,985)	$60,017	$2,951	$316,706

See notes to consolidated financial statements.

Cherry Hill Mortgage Investment Corporation and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity (continued)
(in thousands — except share data)

	Common Stock Shares	Common Stock Amount	Preferred Stock Shares	Preferred Stock Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Non-Controlling Interest in Operating Partnership	Total Stockholders’ Equity
Issuance of common stock	3,097,113	$31	-	$-	$53,551	$-	$-	$-	$53,582
Issuance of preferred stock	-	-	168,212	3,981	-	-	-	-	3,981
Net Income before dividends on preferred stock	-	-	-	-	-	-	13,184	167	13,351
Other Comprehensive (Loss)	-	-	-	-	-	(7,981)	-	-	(7,981)
LTIP-OP Unit awards	-	-	-	-	-	-	-	162	162
Distribution paid on LTIP-OP Units	-	-	-	-	-	-	-	(72)	(72)
Common dividends declared, $0.49 per share	-	-	-	-	-	-	(7,759)	-	(7,759)
Preferred Series A dividends declared, $0.5125 per share	-	-	-	-	-	-	(1,317)	-	(1,317)
Balance, June 30, 2018	15,818,577	$158	2,568,212	$61,898	$283,230	$(41,966)	$64,125	$3,208	$370,653
Issuance of common stock	371,041	4	-	-	6,751	-	-	-	6,755
Issuance of preferred stock	-	-	103,570	2,612	-	-	-	-	2,612
Net Income before dividends on preferred stock	-	-	-	-	-	-	26,124	350	26,474
Other Comprehensive Income	-	-	-	-	-	(13,228)	-	-	(13,228)
LTIP-OP Unit awards	-	-	-	-	-	-	-	194	194
Distribution paid on LTIP-OP Units	-	-	-	-	-	-	-	(109)	(109)
Common dividends declared, $0.49 per share	-	-	-	-	-	-	(7,920)	-	(7,920)
Preferred Series A dividends declared, $0.5125 per share	-	-	-	-	-	-	(1,372)	-	(1,372)
Balance, September 30, 2018	16,189,618	$162	2,671,782	$64,510	$289,981	$(55,194)	$80,957	$3,643	$384,059
Issuance of common stock	462,552	5	-	-	8,633	-	-	-	8,638
Issuance of preferred stock	-	-	46,424	1,129	-	-	-	-	1,129
Net Income before dividends on preferred stock	-	-	-	-	-	-	(39,271)	(517)	(39,788)
Other Comprehensive Income	-	-	-	-	-	16,794	-	-	16,794
LTIP-OP Unit awards	-	-	-	-	-	-	-	168	168
Distribution paid on LTIP-OP Units	-	-	-	-	-	-	-	(103)	(103)
Common dividends declared, $0.49 per share	-	-	-	-	-	-	(10,659)	-	(10,659)
Preferred Series A dividends declared, $0.5125 per share	-	-	-	-	-	-	(1,395)	-	(1,395)
Balance, December 31, 2018	16,652,170	$167	2,718,206	$65,639	$298,614	$(38,400)	$29,632	$3,191	$358,843
Issuance of common stock	6,000	-	-	-	132	-	-	-	132
Issuance of preferred stock	-	-	2,049,480	49,360	-	-	-	-	49,360
Conversion of OP units	-	-	-	-	-	-	-	(103)	(103)
Net Loss before dividends on preferred stock	-	-	-	-	-	-	(22,015)	(369)	(22,384)
Other Comprehensive Income	-	-	-	-	-	31,981	-	-	31,981
LTIP-OP Unit awards	-	-	-	-	-	-	-	265	265
Distribution paid on LTIP-OP Units	-	-	-	-	-	-	-	(134)	(134)
Common dividends declared, $0.49 per share	-	-	-	-	-	-	(8,156)	-	(8,156)
Preferred Series A dividends declared, $0.5125 per share	-	-	-	-	-	-	(1,419)	-	(1,419)
Preferred Series B dividends declared, $0.3667 per share	-	-	-	-	-	-	(422)	-	(422)
Balance, March 31, 2019	16,658,170	$167	4,767,686	$114,999	$298,746	$(6,419)	$(2,380)	$2,850	$407,963

See notes to consolidated financial statements.

Cherry Hill Mortgage Investment Corporation and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity (continued)
(in thousands — except share data)

	Common Stock Shares	Common Stock Amount	Preferred Stock Shares	Preferred Stock Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Non-Controlling Interest in Operating Partnership	Total Stockholders’ Equity
Issuance of common stock	238,435	$3	-	$-	$3,885	$-	$-	$-	$3,888
Issuance of preferred stock	-	-	13,949	282	-	-	-	-	282
Net Loss before dividends on preferred stock	-	-	-	-	-	-	(28,017)	(460)	(28,477)
Other Comprehensive Income	-	-	-	-	-	25,536	-	-	25,536
LTIP-OP Unit awards	-	-	-	-	-	-	-	251	251
Distribution paid on LTIP-OP Units	-	-	-	-	-	-	-	(135)	(135)
Common dividends declared, $0.49 per share	-	-	-	-	-	-	(8,290)	-	(8,290)
Preferred Series A dividends declared, $0.5125 per share	-	-	-	-	-	-	(1,428)	-	(1,428)
Preferred Series B dividends declared, $0.5156 per share	-	-	-	-	-	-	(1,164)	-	(1,164)
Balance, June 30, 2019	16,896,605	$170	4,781,635	$115,281	$302,631	$19,117	$(41,279)	$2,506	$398,426
Issuance of common stock	-	-	-	-	53	-	-	-	53
Net Income before dividends on preferred stock	-	-	-	-	-	-	(4,244)	(65)	(4,309)
Other Comprehensive Income	-	-	-	-	-	15,551	-	-	15,551
LTIP-OP Unit awards	-	-	-	-	-	-	-	227	227
Distribution paid on LTIP-OP Units	-	-	-	-	-	-	-	(134)	(134)
Common dividends declared, $0.40 per share	-	-	-	-	-	-	(6,758)	-	(6,758)
Preferred Series A dividends declared, $0.5125 per share	-	-	-	-	-	-	(1,428)	-	(1,428)
Preferred Series B dividends declared, $0.5156 per share	-	-	-	-	-	-	(1,031)	-	(1,031)
Balance, September 30, 2019	16,896,605	$170	4,781,635	$115,281	$302,684	$34,668	$(54,740)	$2,534	$400,597
Issuance of common stock	-	-	-	-	39	-	-	-	39
Repurchase of common stock	(235,950)	-	-	-	(3,543)	-	-	-	(3,543)
Net Income before dividends on preferred stock	-	-	-	-	-	-	4,420	75	4,495
Other Comprehensive Income	-	-	-	-	-	6,746	-	-	6,746
LTIP-OP Unit awards	-	-	-	-	-	-	-	282	282
Distribution paid on LTIP-OP Units	-	-	-	-	-	-	-	(110)	(110)
Common dividends declared, $0.40 per share	-	-	-	-	-	-	(6,672)	-	(6,672)
Preferred Series A dividends declared, $0.5125 per share	-	-	-	-	-	-	(1,428)	-	(1,428)
Preferred Series B dividends declared, $0.5156 per share	-	-	-	-	-	-	(1,031)	-	(1,031)
Balance, December 31, 2019	16,660,655	$170	4,781,635	$115,281	$299,180	$41,414	$(59,451)	$2,781	$399,375

See notes to consolidated financial statements.

Cherry Hill Mortgage Investment Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2019	2018	2017
Cash Flows From Operating Activities
Net income (loss)	$(50,675)	$34,269	$46,430
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Realized (gain) loss on RMBS, available-for-sale, net	(902)	8,362	503
Unrealized (gain) loss on investments in Servicing Related Assets	106,772	3,573	(9,159)
Realized gain on investments in Excess MSRs, net	-	-	(6,678)
Realized gain on acquired assets, net	(26)	-	-
Realized loss on derivatives, net	12,362	5,889	5,554
Unrealized (gain) loss on derivatives, net	10,867	(3,505)	(6,580)
Realized gain on TBA dollar rolls, net	(1,667)	(1,089)	(379)
Amortization of premiums on RMBS, available-for-sale	14,485	12,401	8,311
Amortization of deferred financing costs	652	205	79
LTIP-OP Unit awards	1,025	662	607
Changes in:
Receivables and other assets, net	(11,088)	(7,341)	(4,345)
Due to affiliates	1,586	(1,032)	1,141
Payables for unsettled trades	-	-	(6,202)
Accrued interest on derivatives, net	(5,861)	(1,686)	3,875
Dividends payable	(3,079)	4,574	-
Accrued expenses and other liabilities, net	(4,764)	6,670	10,658
Net cash provided by operating activities	$69,687	$61,952	$43,815
Cash Flows From Investing Activities
Purchase of RMBS	(1,088,758)	(410,886)	(1,348,134)
Principal paydown of RMBS	275,086	170,740	110,409
Proceeds from sale of RMBS	141,653	255,092	62,989
Proceeds from sale of MSRs	-	-	35,905
Acquisition of MSRs	(102,976)	(175,674)	(81,611)
Purchase of derivatives	(913)	(3,097)	(2,642)
Proceeds from settlement of derivatives	18,793	1	163
Net cash used in investing activities	$(757,115)	$(163,824)	$(1,222,921)
Cash Flows From Financing Activities
Borrowings under repurchase agreements	7,969,930	6,721,379	4,610,000
Repayments of repurchase agreements	(7,230,884)	(6,789,324)	(3,538,078)
Proceeds from derivative financing	(19,090)	(3,469)	(5,050)
Proceeds from bank loans	121,143	120,317	26,921
Principal paydown of bank loans	(112,350)	(2,004)	(10,861)
Dividends paid	(39,227)	(37,870)	(24,214)
LTIP-OP Units distributions paid	(513)	(367)	(326)
Conversion of OP units	(103)	-	(238)
Issuance of common stock, net of offering costs	4,112	69,012	81,237
Issuance of preferred stock, net of offering costs	49,642	7,722	57,917
Repurchase of common stock	(3,543)	-	-
Net cash provided by financing activities	$739,117	$85,396	$1,197,308
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	$51,689	$(16,476)	$18,202
Cash, Cash Equivalents and Restricted Cash, Beginning of Period	40,019	56,495	38,293
Cash, Cash Equivalents and Restricted Cash, End of Period	$91,708	$40,019	$56,495
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest expense	$47,933	$29,821	$14,409
Cash paid during the period for income taxes	$256	$53	$65
Supplemental Schedule of Non-Cash Investing and Financing Activities
Dividends declared but not paid	$8,768	$11,847	$7,273

See notes to consolidated financial statements.

Cherry Hill Mortgage Investment Corporation and Subsidiaries
Notes to Consolidated Financial Statements

Note 1 — Organization and Operations

Cherry Hill Mortgage Investment Corporation (together with its consolidated subsidiaries, the “Company”) was organized in the state of Maryland on October 31, 2012 to invest in residential mortgage assets in the United States. Under the Company’s charter, the Company is authorized to issue up to 500,000,000 shares of common stock and 100,000,000 shares of preferred stock, each with a par value of $0.01 per share.

The accompanying consolidated financial statements include the accounts of the Company’s subsidiaries, Cherry Hill Operating Partnership, LP (the “Operating Partnership”), CHMI Sub-REIT, Inc. (the “CHMI Sub-REIT”), Cherry Hill QRS I, LLC, Cherry Hill QRS II, LLC, Cherry Hill QRS III, LLC (“QRS III”), Cherry Hill QRS IV, LLC (“QRS IV”), Cherry Hill QRS V, LLC (“QRS V”), CHMI Solutions, Inc. (“CHMI Solutions”) and Aurora Financial Group, Inc. (“Aurora”).

The Company is party to a management agreement (the “Management Agreement”) with Cherry Hill Mortgage Management, LLC (the “Manager”), a Delaware limited liability company established by Mr. Stanley Middleman. The Manager is a party to a Services Agreement with Freedom Mortgage Corporation (“Freedom Mortgage”), which is owned and controlled by Mr. Middleman. The Manager is owned by a “blind trust” for the benefit of Mr. Middleman. For a further discussion of the Management Agreement, see Note 7.

The Company has elected to be taxed as a real estate investment trust (“REIT”), as defined under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with its short taxable year ended December 31, 2013. As long as the Company continues to comply with a number of requirements under federal tax law and maintains its qualification as a REIT, the Company generally will not be subject to U.S. federal income taxes to the extent that the Company distributes its taxable income to its stockholders on an annual basis and does not engage in prohibited transactions. However, certain activities that the Company may perform may cause it to earn income that will not be qualifying income for REIT purposes.

Note 2 — Basis of Presentation and Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. All significant intercompany transactions and balances have been eliminated. The Company consolidates those entities in which it has an investment of 50% or more and has control over significant operating, financial and investing decisions of the entity.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make a number of significant estimates and assumptions. These include estimates of: mortgage servicing rights (“MSRs” or “Servicing Related Assets”); residential mortgage-backed securities (“RMBS” or “securities”) and derivatives; credit losses, including the period of time during which the Company anticipates an increase in the fair values of RMBS sufficient to recover unrealized losses on those RMBS; and other estimates that affect the reported amounts of certain assets, revenues, liabilities and expenses as of the date of, and for the periods covered by, the consolidated financial statements. It is likely that changes in these estimates will occur in the near term. The Company’s estimates are inherently subjective in nature. Actual results could differ from the Company’s estimates, and the differences may be material.

Risks and Uncertainties

In the normal course of business, the Company encounters primarily two significant types of economic risk: credit and market. Credit risk is the risk of default on the Company’s investments in RMBS, Servicing Related Assets and derivatives that results from a borrower’s or derivative counterparty’s inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of investments in RMBS, Servicing Related Assets and derivatives due to changes in interest rates, spreads or other market factors, including prepayment speeds on the Company’s RMBS and Servicing Related Assets. The Company is subject to the risks involved with real estate and real estate-related debt instruments. These include, among others, the risks normally associated with changes in the general economic climate, changes in the mortgage market, changes in tax laws, interest rate levels, and the availability of financing.

The Company also is subject to certain risks relating to its status as a REIT for U.S. federal income tax purposes. If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to U.S. federal income tax on its REIT income, which could be material. Unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost.

Investments in RMBS

Classification – The Company classifies its investments in RMBS as securities available for sale. Although the Company generally intends to hold most of its securities until maturity, it may, from time to time, sell any of its securities as part of its overall management of its portfolio. Securities available for sale are carried at fair value with the net unrealized gains or losses reported as a separate component of accumulated other comprehensive income (loss), to the extent impairment losses, if any, are considered temporary. Unrealized losses on securities are charged to earnings if they reflect a decline in value that is other-than-temporary, as described below.

Fair value is determined under the guidance of Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures (“ASC 820”). Management’s judgment is used to arrive at the fair value of the Company’s RMBS investments, taking into account prices obtained from third-party pricing providers and other applicable market data. The third-party pricing providers use pricing models that generally incorporate such factors as coupons, primary and secondary mortgage rates, rate reset periods, issuer, prepayment speeds, credit enhancements and expected life of the security. The Company’s application of ASC 820 guidance is discussed in further detail in Note 9.

Investment securities transactions are recorded on the trade date. At disposition, the net realized gain or loss is determined on the basis of the cost of the specific investment and is included in earnings. All RMBS purchased and sold in the year ended December 31, 2019 were settled prior to period-end. All RMBS purchased and sold in the year ended December 31, 2018 were settled prior to year-end.

Revenue Recognition – Interest income from coupon payments is accrued based on the outstanding principal amount of the RMBS and their contractual terms. Premiums and discounts associated with the purchase of the RMBS are amortized and accreted, respectively, into interest income over the projected lives of the securities using the effective interest method. The Company’s policy for estimating prepayment speeds for calculating the effective yield is to evaluate historical performance, consensus on prepayment speeds, and current market conditions. Adjustments are made for actual prepayment activity. Approximately $7.7 million and $5.7 million in interest income was receivable at December 31, 2019 and December 31, 2018, respectively. Interest income receivable has been classified within “Receivables and other assets” on the consolidated balance sheets. For further discussion of Receivables and other assets, see Note 13.

Impairment – The Company evaluates its RMBS on a quarterly basis to assess whether a decline in the fair value below the amortized cost basis is an other-than-temporary impairment (“OTTI”). The presence of OTTI is based upon a fair value decline below a security’s amortized cost basis and a corresponding adverse change in expected cash flows due to credit related factors as well as non-credit factors, such as changes in interest rates and market spreads. Impairment is considered other-than-temporary if the Company (i) intends to sell the security, (ii) will more likely than not be required to sell the security before recovering its cost basis, or (iii) does not expect to recover the security’s entire amortized cost basis, even if the Company does not intend to sell the security, or the Company believes it is more likely than not that it will be required to sell the security before recovering its cost basis. Under these scenarios, the impairment is other-than-temporary and the full amount of impairment is recognized currently in earnings and the cost basis of the security is adjusted. However, if the Company does not intend to sell the impaired security and it is more likely than not that it will not be required to sell before recovery, the OTTI is separated into (i) the estimated amount relating to credit loss, or the credit component, and (ii) the amount relating to all other factors, or the non-credit component. Only the estimated credit loss amount is recognized currently in earnings, with the remainder of the loss recognized in accumulated other comprehensive income (loss). The difference between the new amortized cost basis and the cash flows expected to be collected is accreted into interest income in accordance with the effective interest method. OTTI has been classified within “Realized loss on RMBS, available-for-sale, net” on the consolidated statements of income (loss). For further discussion of OTTI, see Note 4.

Investments in MSRs

Classification – The Company’s MSRs represent the contractual right to service mortgage loans. The Company has elected the fair value option to record its investments in MSRs in order to provide users of the consolidated financial statements with better information regarding the effects of prepayment risk and other market factors on the MSRs. Under this election, the Company records a valuation adjustment on its investments in MSRs on a quarterly basis to recognize the changes in fair value of its MSRs in net income as described below. Fair value is generally determined by discounting the expected future cash flows using discount rates that incorporate the market risks and liquidity premium specific to the MSRs and, therefore, may differ from their effective yields.

Although transactions in MSRs are observable in the marketplace, the valuation includes unobservable market data inputs (prepayment speeds, delinquency levels, costs to service and discount rates). Changes in the fair value of MSRs as well as servicing fee income and servicing expenses are reported on the consolidated statements of income (loss). Fluctuations in the fair value of MSRs is recorded on the consolidated statements of income (loss) as “Unrealized gain (loss) on investments in Servicing Related Assets.” In determining the valuation of MSRs in accordance with ASC 820, management uses internally developed models that are primarily based on observable market-based inputs but which also include unobservable market data inputs. The Company’s application of ASC 820 guidance is discussed in further detail in Note 9. For reporting purposes, conventional conforming loans are aggregated into one category and government conforming loans are aggregated into a separate category.

Revenue Recognition – Mortgage servicing fee income represents revenue earned for servicing mortgage loans. The servicing fees are based on a contractual percentage of the outstanding principal balance and are recognized as revenue as the related mortgage payments are collected. Corresponding costs to service are charged to expense as incurred.

As an owner and manager of MSRs, the Company may be obligated to fund advances of principal and interest payments due to third-party owners of the loans, but not yet received from the individual borrowers. These advances are reported as servicing advances within the “Receivables and other assets” line item on the consolidated balance sheets. Reimbursable servicing advances, other than principal and interest advances, also have been classified within “Receivables and other assets” on the consolidated balance sheets. Although advances on Federal National Mortgage Association (“Fannie Mae”) and Federal Home Loan Mortgage Corporation (“Freddie Mac”) MSRs made in accordance with the relevant guidelines are generally recoverable, the recoverability of similar advances made on Government National Mortgage Association (“Ginnie Mae”) MSRs may be limited under the rules and regulations of the U.S. Department of Housing and Urban Development, the Department of Veterans Affairs (the “VA”) and the Federal Housing Administration (“FHA”). The Company expects to recover advances on its Fannie Mae and Freddie Mac MSRs. In addition, unrecoverable losses on the loans underlying the Ginnie Mae MSRs have not been significant to date. As a result, the Company has determined that no reserves for unrecoverable advances for the related underlying loans are necessary at December 31, 2019 and December 31, 2018. For further discussion on the Company’s receivables and other assets, including the Company’s servicing advances, see Note 13.

Servicing fee income received and servicing expenses incurred are reported on the consolidated statements of income. The difference between the fair value of MSRs and their amortized cost basis is recorded on the consolidated statements of income as “Unrealized gain (loss) on investments in MSRs.” Fair value is generally determined by discounting the expected future cash flows using discount rates that incorporate the market risks and liquidity premium specific to the MSRs and, therefore, may differ from their effective yields.

As a result of the Company’s investments in MSRs, it is obligated from time to time to repurchase an underlying loan from the applicable agency for which it is being serviced due to an alleged breach of a representation or warranty. Loans acquired in this manner are recorded at the purchase price less any principal recoveries and are then offered for sale in the scratch and dent market. Loans also may be acquired from pools backing Ginnie Mae securities in order to modify the loan. Those loans typically are re-pooled into other Ginnie Mae securities “at fair value”. Any loans acquired by the Company for either reason are accounted for as loans held for sale and are recorded in “Other Assets” in the consolidated balance sheets.

Derivatives and Hedging Activities

Derivative transactions include swaps, swaptions, Treasury futures and “to-be-announced” securities (“TBAs”). Swaps and swaptions are entered into by the Company solely for interest rate risk management purposes. TBAs and Treasury futures are used to manage duration risk as well as basis risk and pricing risk on the Company’s financing facilities for MSRs. The decision as to whether or not a given transaction/position (or portion thereof) is economically hedged is made on a case-by-case basis, based on the risks involved and other factors as determined by senior management, including restrictions imposed by the Code on REITs. In determining whether to economically hedge a risk, the Company may consider whether other assets, liabilities, firm commitments and anticipated transactions already offset or reduce the risk. All transactions undertaken as economic hedges are entered into with a view towards minimizing the potential for economic losses that could be incurred by the Company. Generally, derivatives entered into are not intended to qualify as hedges under GAAP, unless specifically stated otherwise.

The Company’s bi-lateral derivative financial instruments contain credit risk to the extent that its counterparties may be unable to meet the terms of the agreements. The Company reduces such risk by limiting its exposure to any one counterparty. In addition, the potential risk of loss with any one party resulting from this type of credit risk is monitored. The Company’s interest rate swaps and Treasury futures are required to be cleared on an exchange, which further mitigates, but does not eliminate, credit risk. Management does not expect any material losses as a result of default by other parties to its derivative financial instruments.

Classification – All derivatives are recognized as either assets or liabilities on the consolidated balance sheets and measured at fair value. Due to the nature of these instruments, they may be in a receivable/asset position or a payable/liability position at the end of an accounting period. Derivative amounts payable to, and receivable from, the same party under a contract may be offset as long as the following conditions are met: (i) each of the two parties owes the other determinable amounts; (ii) the reporting party has the right to offset the amount owed with the amount owed by the other party; (iii) the reporting party intends to offset; and (iv) the right to offset is enforceable by law. The Company reports the fair value of derivative instruments gross of cash paid or received pursuant to credit support agreements, and fair value may be reflected on a net counterparty basis when the Company believes a legal right of offset exists under an enforceable master netting agreement. For further discussion on offsetting assets and liabilities, see Note 8.

Revenue Recognition – With respect to derivatives that have not been designated as hedges, any payments under, or fluctuations in the fair value of, such derivatives have been recognized currently in “Realized and unrealized gains (losses) on derivatives, net” in the consolidated statements of income (loss).

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid short-term investments with maturities of 90 days or less when purchased to be cash equivalents. Substantially all amounts on deposit with major financial institutions exceed insured limits. Restricted cash represents the Company’s cash held by counterparties (i) as collateral against the Company’s derivatives (approximately $5.7 million and $687,000 at December 31, 2019 and December 31, 2018, respectively) and (ii) as collateral for borrowings under its repurchase agreements (approximately $61.3 million and $7.5 million at December 31, 2019 and December 31, 2018, respectively).

The Company’s centrally cleared interest rate swaps require that the Company post an “initial margin” amount determined by the clearing exchange, which is generally intended to be set at a level sufficient to protect the exchange from the interest rate swap’s maximum estimated single-day price movement. The Company also exchanges “variation margin” based upon daily changes in fair value, as measured by the exchange. As a result of amendments to rules governing certain central clearing activities, the exchange of variation margin is a settlement of the interest rate swap, as opposed to pledged collateral. Accordingly, beginning in the first quarter of 2018 and in subsequent periods, the Company has accounted for the receipt or payment of variation margin on interest rate swaps as a direct reduction or increase to the carrying value of the interest rate swap asset or liability. At December 31, 2019, $1.1 million of variation margin was reported as a decrease to the interest rate swap asset, at fair value. At December 31, 2018, $3.2 million of variation margin was reported as a decrease to the interest rate swap liability, at fair value.

Due to Affiliate

The sum under “Due to affiliates” on the consolidated balance sheets represents amounts due to the Manager pursuant to the Management Agreement. For further information on the Management Agreement, see Note 7.

Income Taxes

The Company elected to be taxed as a REIT under Code Sections 856 through 860 beginning with its short taxable year ended December 31, 2013. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate income tax rates to the extent that it annually distributes less than 100% of its taxable income. The Company’s taxable REIT subsidiary (“TRS”), CHMI Solutions, as well as CHMI Solutions’s wholly-owned subsidiary, Aurora, are subject to U.S. federal income taxes on their taxable income. To maintain qualification as a REIT, the Company must distribute at least 90% of its annual REIT taxable income to its stockholders and meet certain other requirements such as assets it may hold, income it may generate and its stockholder composition.

The Company accounts for income taxes in accordance with ASC 740, Income Taxes. ASC 740 requires the recording of deferred income taxes that reflect the net tax effect of temporary differences between the carrying amounts of the Company’s assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, including operating loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in earnings in the period that includes the enactment date. The Company assesses its tax positions for all open tax years and determines if it has any material unrecognized liabilities in accordance with ASC 740. The Company records these liabilities to the extent it deems them more-likely-than-not to be incurred. The Company records interest and penalties related to income taxes within the provision for income taxes in the consolidated statements of income (loss). The Company has not incurred any interest or penalties.

Realized and Unrealized Gain (Loss) on Investments, Net

The following table presents gains and losses on sales of the specified categories of investments for the periods indicated (dollars in thousands):

	Year Ended December 31,
	2019	2018	2017
Realized gain (loss) on RMBS, net
Gain on RMBS	$1,285	$104	$213
Loss on RMBS	(383)	(8,466)	(716)
Net realized gain (loss) on RMBS	902	(8,362)	(503)
Realized loss on derivatives, net	(12,362)	(5,889)	(5,554)
Unrealized gain (loss) on derivatives, net	(10,867)	3,505	6,580
Realized gain on Excess MSRs, net	-	-	6,678
Unrealized gain (loss) on investments in Servicing Related Assets	(106,772)	(3,573)	9,159
Realized gain on acquired assets, net	26	-	-
Total	$(129,073)	$(14,319)	$16,360

Repurchase Agreements and Interest Expense

The Company finances its investments in RMBS with short-term borrowings under master repurchase agreements. Borrowings under the repurchase agreements are generally short-term debt due within one year. These borrowings generally bear interest rates offered by the “lending” counterparty from time to time for the term of the proposed repurchase transaction (e.g., 30 days, 60 days etc.) of a specified margin over one-month LIBOR. The repurchase agreements represent uncommitted financing. Borrowings under these agreements are treated as collateralized financing transactions and are carried at their contractual amounts, as specified in the respective agreements. Interest is recorded at the contractual amount on an accrual basis.

Dividends Payable

Because the Company is organized as a REIT under the Code, it is required by law to distribute annually at least 90% of its REIT taxable income, which it does in the form of quarterly dividend payments. The Company accrues the dividend payable on outstanding shares, excluding treasury shares, on the accounting date, which causes an offsetting reduction in retained earnings.

Comprehensive Income

Comprehensive income is defined as the change in equity of a business enterprise during a period resulting from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. For the Company’s purposes, comprehensive income represents net income (loss), as presented in the consolidated statements of income (loss), adjusted for unrealized gains or losses on RMBS, which are designated as available for sale.

Recent Accounting Pronouncements

Leases – In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases, which requires lessees to recognize on their balance sheets both a lease liability for the obligation to make lease payments and a right-of-use asset for the right to use the underlying asset for the lease term. Although the ASU is effective as of January 1, 2019, the Company has not adopted the ASU because it did not have any leases during the years ended December 31, 2019 and 2018.

Credit Losses − In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses, which changes the impairment model for most financial assets and certain other instruments. The new model requires the estimation of lifetime expected credit losses and corresponding recognition of allowance for losses on trade and other receivables, held-to-maturity debt securities, loans, and other instruments held at amortized cost. Additionally, allowances for credit losses on Available-for-Sale debt securities will be recognized, rather than direct reductions in the amortized cost of the investments. ASU  2016-13 is effective for the Company in the first quarter of 2020.

The Current Expected Credit Losses model replaces the idea of incurred losses with expected losses for all financial assets, with a few exceptions, not measured at fair value. Expected losses are estimated based on historical experience, current and future economic conditions and forecasting models. Key implementation efforts have included development of internal controls and retrospective analysis of credit related losses. Credit related impairments have not been material in the past, and no current or foreseeable economic factors were identified that would cause a significant impact, partly due to the indemnification language included in our subservicer agreements and the recoverability of servicing advances under agency guides for Fannie Mae and Freddie Mac. As a result, the Company has determined that the allowance would not be significant. This determination will be re-evaluated on a quarterly basis.

Upon adoption, the Company will continue to assess for credit losses on available for sale securities consistent with its existing accounting policy with the exclusion of length of time a security has been in an unrealized loss position. The Company will establish an account for the allowance for credit losses on available for sale securities rather than reducing the amortized cost basis as done previously. This is not expected to have a significant impact to the Company’s RMBS portfolio.

Fair Value Measurement - In August 2018, the FASB issued ASU 2018-13, Disclosure Framework - Changes to the Disclosure Requirements of Fair Value Measurement, which amends the guidance on the disclosure requirements on fair value measurements in ASC 820. This guidance is effective for annual reporting periods, and interim periods within those annual periods, beginning after December 15, 2019, with early adoption permitted. The Company is currently evaluating the effect that this guidance will have on its consolidated financial statements. The adoption of this ASU is not expected to have a material impact on its consolidated financial statements.

Revision of Prior Period Financial Statements

Subsequent to the second quarter of 2020, the Company identified an immaterial error in the Company’s historical financial statements related to the calculation of the deferred tax asset/deferred tax liability. The immaterial error was corrected in its Current Report on Form 10-Q for the quarter ended September 30, 2020 with respect to the three- and nine-month periods ended September 30, 2020. The Company is correcting the same immaterial errors and other immaterial adjustments in the historical financial statements contained in the Annual Report Form 10-K for the year ended December 31, 2019 filed on February 27, 2020 (the “Prior Filing”). Except as described in the preceding sentence, the Company has not modified or updated disclosures contained in the Company’s Consolidated Financial Statements and Notes thereto included in the Prior Filing. Consequently, all other information not affected by the revisions described above is unchanged and reflects the disclosures made at the date of the Prior Filing.

Note 3 — Segment Reporting

The Company conducts its business through the following segments: (i) investments in RMBS; (ii) investments in Servicing Related Assets; and (iii) “All Other,” which consists primarily of general and administrative expenses, including fees paid to the Company’s directors and management fees and reimbursements paid to the Manager pursuant to the Management Agreement (See Note 7). For segment reporting purposes, the Company does not allocate interest income on short-term investments or general and administrative expenses.

Summary financial data with respect to the Company’s segments is given below, together with a reconciliation to the same data for the Company as a whole (dollars in thousands):

	Servicing Related Assets	RMBS	All Other	Total
Income Statement
Year Ended December 31, 2019
Interest income	$2,820	$70,518	$-	$73,338
Interest expense	3,669	44,916	-	48,585
Net interest income (expense)	(849)	25,602	-	24,753
Servicing fee income	73,555	-	-	73,555
Servicing costs	17,404	-	-	17,404
Net servicing income	56,151	-	-	56,151
Other expense	(95,002)	(34,071)	-	(129,073)
Other operating expenses	1,950	-	10,481	12,431
Benefit from corporate business taxes	(9,925)	-	-	(9,925)
Net Loss	$(31,725)	$(8,469)	$(10,481)	$(50,675)
Year Ended December 31, 2018
Interest income	$99	$57,251	$-	$57,350
Interest expense	2,314	32,193	2	34,509
Net interest income (expense)	(2,215)	25,058	(2)	22,841
Servicing fee income	50,776	-	-	50,776
Servicing costs	10,615	-	-	10,615
Net servicing income	40,161	-	-	40,161
Other expense	(3,573)	(10,746)	-	(14,319)
Other operating expenses	1,470	-	8,417	9,887
Provision for corporate business taxes	4,527	-	-	4,527
Net Income (Loss)	$28,376	$14,312	$(8,419)	$34,269
Year Ended December 31, 2017
Interest income	$523	$41,891	$-	$42,414
Interest expense	506	19,375	-	19,881
Net interest income	17	22,516	-	22,533
Servicing fee income	24,034	-	-	24,034
Servicing costs	5,783	-	-	5,783
Net servicing income	18,251	-	-	18,251
Other income	15,837	523	-	16,360
Other operating expenses	-	-	8,164	8,164
Provision for corporate business taxes	2,550	-	-	2,550
Net Income (Loss)	$31,555	$23,039	$(8,164)	$46,430

	Servicing Related Assets	RMBS	All Other	Total
Balance Sheet
December 31, 2019
Investments	$291,111	$2,508,360	$-	$2,799,471
Other assets	39,742	80,207	25,145	145,094
Total assets	330,853	2,588,567	25,145	2,944,565
Debt	166,989	2,337,638	-	2,504,627
Other liabilities	10,043	16,503	14,017	40,563
Total liabilities	177,032	2,354,141	14,017	2,545,190
Book value	$153,821	$234,426	$11,128	$399,375
December 31, 2018
Investments	$294,907	$1,770,110	$-	$2,065,017
Other assets	17,817	38,165	32,278	88,260
Total assets	312,724	1,808,275	32,278	2,153,277
Debt	157,543	1,598,592	-	1,756,135
Other liabilities	12,576	10,440	15,283	38,299
Total liabilities	170,119	1,609,032	15,283	1,794,434
Book value	$142,605	$199,243	$16,995	$358,843
December 31, 2017
Investments	$122,806	$1,840,912	$-	$1,963,718
Other assets	8,281	48,631	30,055	86,967
Total assets	131,087	1,889,543	30,055	2,050,685
Debt	39,025	1,666,537	-	1,705,562
Other liabilities	8,524	4,385	11,706	24,615
Total liabilities	47,549	1,670,922	11,706	1,730,177
Book value	$83,538	$218,621	$18,349	$320,508

Note 4 — Investments in RMBS

RMBS on which the payment of principal and interest is guaranteed by a U.S. government agency or a U.S. government sponsored enterprise are referred to as “Agency RMBS.” RMBS also includes collateralized mortgage obligations (“CMOs”) which are either loss share securities issued by Fannie Mae or Freddie Mac or non-Agency RMBS, sometimes called “private label MBS,” which are structured debt instruments representing interests in specified pools of mortgage loans subdivided into multiple classes, or tranches, of securities, with each tranche having different maturities or risk profiles and different ratings by one or more nationally recognized statistical rating organizations (“NRSRO”). All of the Company’s RMBS are classified as available for sale and are, therefore, reported at fair value with changes in fair value recorded in other comprehensive income (loss) except for securities that are OTTI (dollars in thousands):

Summary of RMBS Assets

As of December 31, 2019

			Gross Unrealized				Weighted Average
Asset Type	Original Face Value	Book Value	Gains	Losses	Carrying Value(A)	Number of Securities	Rating	Coupon	Yield(C)	Maturity (Years)(D)
RMBS
Fannie Mae	$1,878,229	$1,596,288	$23,636	$(691)	$1,619,233	198	(B)	3.80%	3.65%	27
Freddie Mac	824,991	715,892	12,204	(245)	727,851	88	(B)	3.72%	3.59%	28
CMOs	127,229	123,053	6,030	-	129,083	30	(B)	5.28%	5.26%	11
Private Label MBS	50,500	31,595	598	-	32,193	11	(B)	4.06%	4.06%	29
Total/Weighted Average	$2,880,949	$2,466,828	$42,468	$(936)	$2,508,360	327		3.85%	3.72%	26

As of December 31, 2018

			Gross Unrealized				Weighted Average
Asset Type	Original Face Value	Book Value	Gains	Losses	Carrying Value(A)	Number of Securities	Rating	Coupon	Yield(C)	Maturity (Years)(D)
RMBS
Fannie Mae	$1,362,606	$1,208,854	$224	$(30,914)	$1,178,164	154	(B)	3.87%	3.70%	25
Freddie Mac	548,862	471,148	246	(12,386)	459,008	63	(B)	3.75%	3.60%	27
CMOs	100,129	99,023	5,060	(583)	103,500	23	(B)	6.30%	6.29%	11
Private Label MBS	30,500	29,395	76	(33)	29,438	7	(B)	4.10%	4.11%	29
Total/Weighted Average	$2,042,097	$1,808,420	$5,606	$(43,916)	$1,770,110	247		3.98%	3.82%	25

(A)	See Note 9 regarding the estimation of fair value, which approximates carrying value for all securities.
(B)
The Company used an implied AAA rating for the Agency RMBS. Collateralized mortgage obligations (“CMOs”) issued by Fannie Mae or Freddie Mac consist of loss share securities, approximately half of which, by unpaid principal balance (“UPB”), are unrated or rated below investment grade at December 31, 2019 by at least one NRSRO. Private label securities are rated investment grade or better by at least one NRSRO as of December 31, 2019.

(C)	The weighted average yield is based on the most recent gross monthly interest income, which is then annualized and divided by the book value of settled securities.
(D)	The weighted average maturity is based on the timing of expected principal reduction on the assets.

Summary of RMBS Assets by Maturity

As of December 31, 2019

			Gross Unrealized				Weighted Average
Years to Maturity	Original Face Value	Book Value	Gains	Losses	Carrying Value(A)	Number of Securities	Rating	Coupon	Yield(C)	Maturity (Years)(D)
1-5 Years	$1,500	$895	$64	$-	$959	1	(B)	6.34%	6.34%	4
5-10 Years	64,579	61,935	4,153	-	66,088	13	(B)	5.85%	5.81%	9
Over 10 Years	2,814,870	2,403,998	38,251	(936)	2,441,313	313	(B)	3.80%	3.66%	27
Total/Weighted Average	$2,880,949	$2,466,828	$42,468	$(936)	$2,508,360	327		3.85%	3.72%	26

As of December 31, 2018

			Gross Unrealized				Weighted Average
Years to Maturity	Original Face Value	Book Value	Gains	Losses	Carrying Value(A)	Number of Securities	Rating	Coupon	Yield(C)	Maturity (Years)(D)
5-10 Years	$24,377	$15,100	$731	$(134)	$15,697	7	(B)	4.97%	4.93%	9
Over 10 Years	2,017,720	1,793,320	4,875	(43,782)	1,754,413	240	(B)	3.97%	3.81%	25
Total/Weighted Average	$2,042,097	$1,808,420	$5,606	$(43,916)	$1,770,110	247		3.98%	3.82%	25

(A)	See Note 9 regarding the estimation of fair value, which approximates carrying value for all securities.
(B)
The Company used an implied AAA rating for the Agency RMBS. CMOs issued by Fannie Mae or Freddie Mac consist of loss share securities, approximately half of which, by UPB, are unrated or rated below investment grade at December 31, 2019 by at least one NRSRO. Private label securities are rated investment grade or better by at least one NRSRO as of December 31, 2019.

(C)	The weighted average yield is based on the most recent gross monthly interest income, which is then annualized and divided by the book value of settled securities.
(D)	The weighted average maturity is based on the timing of expected principal reduction on the assets.

At December 31, 2019 and December 31, 2018, the Company pledged Agency RMBS with a carrying value of approximately $2,419.5 million and $1,698.7 million, respectively, as collateral for borrowings under repurchase agreements. At December 31, 2019 and December 31, 2018, the Company did not have any securities purchased from and financed with the same counterparty that did not meet the conditions of ASC 860, Transfers and Servicing, to be considered linked transactions and, therefore, classified as derivatives.

Based on management’s analysis of the Company’s securities, the performance of the underlying loans and changes in market factors, management determined that unrealized losses as of the balance sheet date on the Company’s securities were primarily the result of changes in market factors, rather than issuer-specific credit impairment, and such losses were considered temporary. The Company performed analyses in relation to such securities, using management’s best estimate of their cash flows, which support its belief that the carrying values of such securities were fully recoverable over their expected holding periods. Such market factors include changes in market interest rates and credit spreads and certain macroeconomic events, none of which will directly impact the Company’s ability to collect amounts contractually due. Management continually evaluates the credit status of each of the Company’s securities and the collateral supporting those securities. This evaluation includes a review of the credit of the issuer of the security (if applicable), the credit rating of the security (if applicable), the key terms of the security (including credit support), debt service coverage and loan to value ratios, the performance of the pool of underlying loans and the estimated value of the collateral supporting such loans, including the effect of local, industry and broader economic trends and factors. Significant judgment is required in this analysis. In connection with the above, the Company weighs the fact that a substantial majority of its investments in RMBS are guaranteed by U.S. government agencies or U.S. government sponsored enterprises.

Unrealized losses that are considered other than temporary are recognized in earnings. The Company did not record any OTTI charges during the year ended December 31, 2019 and recorded approximately $45,000 of OTTI charges during the year ended December 31, 2018.

The following tables summarize the Company’s securities in an unrealized loss position as of the dates indicated (dollars in thousands):

RMBS Unrealized Loss Positions

As of December 31, 2019

						Weighted Average
Duration in Loss Position	Original Face Value	Book Value	Gross Unrealized Losses	Carrying Value(A)	Number of Securities	Rating	Coupon	Yield(C)	Maturity (Years)(D)
Less than Twelve Months	$55,588	$55,429	$(105)	$55,324	5	(B)	3.70%	3.53%	29
Twelve or More Months	169,346	131,540	(831)	130,709	23	(B)	3.76%	3.54%	25
Total/Weighted Average	$224,934	$186,969	$(936)	$186,033	28		3.74%	3.54%	26

As of December 31, 2018

						Weighted Average
Duration in Loss Position	Original Face Value	Book Value	Gross Unrealized Losses	Carrying Value(A)	Number of Securities	Rating	Coupon	Yield(C)	Maturity (Years)(D)
Less than Twelve Months	$256,937	$224,617	$(1,563)	$223,054	28	(B)	4.26%	4.14%	24
Twelve or More Months	1,512,169	1,321,115	(42,353)	1,278,762	181	(B)	3.78%	3.60%	25
Total/Weighted Average	$1,769,106	$1,545,732	$(43,916)	$1,501,816	209		3.85%	3.68%	25

(A)	See Note 9 regarding the estimation of fair value, which approximates carrying value for all securities.
(B)
The Company used an implied AAA rating for the Agency RMBS. CMOs issued by Fannie Mae or Freddie Mac consist of loss share securities, approximately half of which, by UPB, are unrated or rated below investment grade at December 31, 2019 by at least one NRSRO. Private label securities are rated investment grade or better by at least one NRSRO as of December 31, 2019.

(C)	The weighted average yield is based on the most recent gross monthly interest income, which is then annualized and divided by the book value of settled securities.
(D)
The weighted average maturity is based on the timing of expected principal reduction on the assets. Except for the security for which the Company has recognized OTTI, the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases which may be maturity.

Note 5 — Investments in Servicing Related Assets

MSRs

Aurora’s MSR portfolio of Fannie Mae, Freddie Mac and Ginnie Mae MSRs have an aggregate UPB of approximately $29.1 billion as of December 31, 2019.

The following is a summary of the Company’s Servicing Related Assets as of the dates indicated (dollars in thousands):

Servicing Related Assets Summary

As of December 31, 2019

	Unpaid Principal Balance	Cost Basis		Carrying Value(A)	Weighted Average Coupon	Weighted Average Maturity (Years)(B)	Year to Date Changes in Fair Value Recorded in Other Income (Loss)
MSRs
Conventional	$26,142,780	$357,667	(C)	$263,357	4.27%	26.8	$(94,310)
Government	2,925,346	40,216	(C)	27,754	3.37%	25.8	(12,462)
MSR Total/Weighted Average	$29,068,126	$397,883		$291,111	4.18%	26.7	$(106,772)

As of December 31, 2018

	Unpaid Principal Balance	Cost Basis		Carrying Value(A)	Weighted Average Coupon	Weighted Average Maturity (Years)(B)	Year to Date Changes in Fair Value Recorded in Other Income (Loss)
MSRs
Conventional	$21,366,980	$258,070	(C)	$254,691	4.37%	27.3	$(3,379)
Government	3,480,009	40,410	(C)	40,216	3.37%	26.8	(194)
MSR Total/Weighted Average	$24,846,989	$298,480		$294,907	4.23%	27.2	$(3,573)

(A)	Carrying value approximates the fair value of the pools (see Note 9).
(B)	The weighted average maturity represents the weighted average expected timing of the receipt of cash flows of each investment.
(C)	MSR cost basis consists of the carrying value of the prior period, adjusted for any purchases, sales and principal paydowns of the underlying mortgage loans.

The tables below summarize the geographic distribution for the states representing 5% or greater of the aggregate UPB of the residential mortgage loans underlying the Servicing Related Assets as of the dates indicated:

Geographic Concentration of Servicing Related Assets

As of December 31, 2019

Percentage of Total Outstanding Unpaid Principal Balance
California	13.4%
Texas	6.2%
Maryland	5.6%
New York	5.1%
Virginia	5.1%
All other	64.6%
Total	100.0%

As of December 31, 2018

Percentage of Total Outstanding Unpaid Principal Balance
California	12.7%
Texas	6.4%
Florida	5.1%
All other	75.8%
Total	100.0%

Geographic concentrations of investments expose the Company to the risk of economic downturns within the relevant states. Any such downturn in a state where the Company holds significant investments could affect the underlying borrower’s ability to make the mortgage payment and, therefore, could have a meaningful, negative impact on the Company’s Servicing Related Assets.

Note 6 — Equity and Earnings per Common Share

Common and Preferred Stock

On October 9, 2013, the Company completed an initial public offering (the “IPO”) and a concurrent private placement of its common stock. The Company did not conduct any activity prior to the IPO and the concurrent private placement.

The Company’s 8.2% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) ranks senior to the Company’s common stock with respect to rights to the payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution or winding up. The Series A Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless repurchased or redeemed by the Company or converted by the holders of the Series A Preferred Stock into the Company’s common stock in connection with certain changes of control. The Series A Preferred Stock is not redeemable by the Company prior to August 17, 2022, except under circumstances intended to preserve the Company’s qualification as a REIT for U.S. federal income tax purposes and except upon the occurrence of certain changes of control. On and after August 17, 2022, the Company may, at its option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date fixed for redemption. If the Company does not exercise its rights to redeem the Series A Preferred Stock upon certain changes in control, the holders of the Series A Preferred Stock have the right to convert some or all of their shares of Series A Preferred Stock into a number of shares of the Company’s common stock based on a defined formula, subject to a share cap, or alternative consideration. The share cap on each share of Series A Preferred Stock is 2.62881 shares of common stock, subject to certain adjustments. The Company pays cumulative cash dividends at the rate of 8.2% per annum of the $25.00 per share liquidation preference (equivalent to $2.05 per annum per share) on the Series A Preferred Stock, in arrears, on or about the 15th day of January, April, July and October of each year.

On June 4, 2018, the Company issued and sold 2,750,000 shares of its common stock, par value $0.01 per share. The underwriters subsequently exercised their option to purchase an additional 338,857 shares for total proceeds of approximately $53.8 million after underwriting discounts and commissions but before expenses of approximately $265,000. All of the net proceeds were invested in RMBS.

On February 11, 2019, the Company completed an offering of 1,800,000 shares of the Company’s 8.3% Series B Fixed-to-Floating Rate Cumulative Redeemable Stock, par value $0.01 per share (the “Series B Preferred Stock”). The underwriters subsequently exercised their option to purchase an additional 200,000 shares for total proceeds of approximately $48.4 million after underwriting discounts and commissions but before expenses of approximately $285,000. The net proceeds were invested in RMBS and MSRs.

The Series B Preferred Stock ranks senior to the Company’s common stock with respect to rights to the payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution or winding up, and on parity with the Company’s Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution or winding up. The Series B Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless repurchased or redeemed by the Company or converted by the holders of the Series B Preferred Stock into the Company’s common stock in connection with certain changes of control. The Series B Preferred Stock is not redeemable by the Company prior to April 15, 2024, except under circumstances intended to preserve the Company’s qualification as a REIT for U.S. federal income tax purposes and except upon the occurrence of certain changes of control. On and after April 15, 2024, the Company may, at its option, redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date fixed for redemption. If the Company does not exercise its rights to redeem the Series B Preferred Stock upon certain changes in control, the holders of the Series B Preferred Stock have the right to convert some or all of their shares of Series B Preferred Stock into a number of shares of the Company’s common stock based on a defined formula, subject to a share cap, or alternative consideration. The share cap on each share of Series B Preferred Stock is 2.68962 shares of common stock, subject to certain adjustments. Holders of Series B Preferred Stock will be entitled to receive cumulative cash dividends (i) from and including February 11, 2019 to, but excluding, April 15, 2024 at a fixed rate equal to 8.250% per annum of the $25.00 per share liquidation preference (equivalent to $2.0625 per annum per share) and (ii) from and including April 15, 2024, at a floating rate equal to three-month LIBOR plus a spread of 5.631% per annum. Dividends are payable quarterly in arrears on the 15th day of each January, April, July and October, when and as authorized by the Company’s board of directors and declared by the Company.

A significant portion of the paydowns of the RMBS acquired with offering proceeds have been or will be deployed into the acquisition of MSRs. The Company may also sell certain of these RMBS and deploy the net proceeds from such sales to the extent necessary to fund the purchase price of MSRs.

Common Stock ATM Program
In August 2018, the Company instituted an at-the-market offering (the “Common Stock ATM Program”) of up to $50,000,000 of its common stock. Under the Common Stock ATM Program, the Company may, but is not obligated to, sell shares of common stock from time to time through one or more selling agents. The Common Stock ATM Program has no set expiration date and may be renewed or terminated by the Company at any time. During the year ended December 31, 2019, the Company issued and sold 225,646 shares of common stock under the Common Stock ATM Program. The shares were sold at a weighted average price of $17.40 per share for gross proceeds of approximately $3.9 million before fees of approximately $79,000. During the year ended December 31, 2018, the Company issued and sold 833,593 shares of common stock under the Common Stock ATM Program. The shares were sold at a weighted average price of $18.84 per share for gross proceeds of approximately $15.7 million before fees of approximately $314,000.
Preferred Stock ATM Program
In April 2018, the Company instituted an at-the-market offering (the “Preferred Series A ATM Program”) of up to $35,000,000 of its Series A Preferred Stock. Under the Preferred Series A ATM Program, the Company may, but is not obligated to, sell shares of Series A Preferred Stock from time to time through one or more selling agents. The Preferred Series A ATM Program has no set expiration date and may be renewed or terminated by the Company at any time. During the year ended December 31, 2019, the Company issued and sold 63,429 shares of Series A Preferred Stock under the Preferred Series A ATM Program. The shares were sold at a weighted average price of $25.21 per share for gross proceeds of approximately $1.6 million before fees of approximately $26,000. During the year ended December 31, 2018, the Company issued and sold 318,206 shares of Series A Preferred Stock under the Preferred Series A ATM Program. The shares were sold at a weighted average price of $25.37 per share for gross proceeds of approximately $8.1 million before fees of approximately $127,000.

Share Repurchase Program

In September 2019, the Company instituted a share repurchase program that allows for the repurchase of up to an aggregate of $10,000,000 of the Company’s common stock. Shares may be repurchased from time to time through privately negotiated transactions or open market transactions, pursuant to a trading plan in accordance with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, or by any combination of such methods. The manner, price, number and timing of share repurchases are subject to a variety of factors, including market conditions and applicable SEC rules. The share repurchase program does not require the purchase of any minimum number of shares, and, subject to SEC rules, purchases may be commenced or suspended at any time without prior notice. Unless sooner terminated or extended, the share repurchase program expires on September 3, 2020. During the year ended December 31, 2019, the Company repurchased 235,950 shares of its common stock at a weighted average purchase price of $14.59 per share and paid brokers commissions of approximately $7,000 on such repurchases.

Common Stock Purchase Information

As of December 31, 2019

Fiscal Period	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as part of Publicly Announced Plans or Programs	Maximum Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs
October 1, 2019 to October 31, 2019	-	-	-	$10,000,000
November 1, 2019 to November 30, 2019	163,800	$14.52	163,800	7,621,091
December 1, 2019 to December 31, 2019	72,150	14.75	72,150	6,556,956
Totals / Averages	235,950	$14.59	235,950	$6,556,956

Equity Incentive Plan

During 2013, the board of directors approved and the Company adopted the Cherry Hill Mortgage Investment Corporation 2013 Equity Incentive Plan (the “2013 Plan”). The 2013 Plan provides for the grant of options to purchase shares of the Company’s common stock, stock awards, stock appreciation rights, performance units, incentive awards and other equity-based awards, including long term incentive plan units (“LTIP-OP Units”) of the Operating Partnership.

LTIP-OP Units are a special class of partnership interest in the Operating Partnership. LTIP-OP Units may be issued to eligible participants for the performance of services to or for the benefit of the Operating Partnership. Initially, LTIP-OP Units do not have full parity with the Operating Partnership’s common units of limited partnership interest (“OP Units”) with respect to liquidating distributions; however, LTIP-OP Units receive, whether vested or not, the same per-unit distributions as OP Units and are allocated their pro-rata share of the Operating Partnership’s net income or loss. Under the terms of the LTIP-OP Units, the Operating Partnership will revalue its assets upon the occurrence of certain specified events, and any increase in the Operating Partnership’s valuation from the time of grant of the LTIP-OP Units until such event will be allocated first to the holders of LTIP-OP Units to equalize the capital accounts of such holders with the capital accounts of the holders of OP Units. Upon equalization of the capital accounts of the holders of LTIP-OP Units with the other holders of OP Units, the LTIP-OP Units will achieve full parity with OP Units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP-OP Units may be converted into an equal number of OP Units at any time and, thereafter, enjoy all the rights of OP Units, including redemption rights. Each LTIP-OP Unit awarded is deemed equivalent to an award of one share of the Company’s common stock under the 2013 Plan and reduces the 2013 Plan’s share authorization for other awards on a one-for-one basis.

An LTIP-OP Unit and a share of common stock of the Company have substantially the same economic characteristics in as much as they effectively share equally in the net income or loss of the Operating Partnership. Holders of LTIP-OP Units that have reached parity with OP Units have the right to redeem their LTIP-OP Units, subject to certain restrictions. The redemption is required to be satisfied in cash, or at the Company’s option, the Company may purchase the OP Units for common stock, calculated as follows: one share of the Company’s common stock, or cash equal to the fair value of a share of the Company’s common stock at the time of redemption, for each LTIP-OP Unit. When an LTIP-OP Unit holder redeems an OP Unit (as described above), non-controlling interest in the Operating Partnership is reduced and the Company’s equity is increased.

LTIP-OP Units vest ratably over the first three annual anniversaries of the grant date. The fair value of each LTIP-OP Unit was determined based on the closing price of the Company’s common stock on the applicable grant date in all other cases.

The following table sets forth the number of shares of the Company’s common stock and the values thereof (based on the closing prices on the respective dates of grant) granted under the 2013 Plan. Except as otherwise indicated, all shares are fully vested.

The following tables present certain information about the 2013 Plan as of the dates indicated:

Equity Incentive Plan Information

	LTIP-OP Units				Shares of Common Stock
	Issued		Forfeited	Converted	Issued		Forfeited	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans	Weighted Average Issuance Price
December 31, 2017	(178,500)		916	12,917	(49,619)		3,155	1,288,869
Number of securities issued or to be issued upon exercise	(45,400	)(A)	-	-	(8,256	)(B)	-	(53,656)	$18.17
December 31, 2018	(223,900)		916	12,917	(57,875)		3,155	1,235,213
Number of securities issued or to be issued upon exercise	(66,375	)(C)	-	6,000	(18,789	)(D)	-	(79,164)	$16.68
December 31, 2019	(290,275)		916	18,917	(76,664)		3,155	1,156,049

(A)	Subject to forfeiture in certain circumstances prior to June 13, 2021.
(B)	Subject to forfeiture in certain circumstances prior to June 13, 2019.
(C)	Subject to forfeiture in certain circumstances prior to January 2, 2022.
(D)	Subject to forfeiture in certain circumstances prior to June 13, 2020.

The Company recognized approximately $1.0 million and $662,000 in share-based compensation expense in the years ended December 31, 2019 and December 31, 2018, respectively. There was approximately $1.2 million of total unrecognized share-based compensation expense as of December 31, 2019, all of which was related to unvested LTIP-OP Units. This unrecognized share-based compensation expense is expected to be recognized ratably over the remaining vesting period of up to three years. The aggregate expense related to the LTIP-OP Unit grants is presented as “General and administrative expense” in the Company’s consolidated statements of income.

Non-Controlling Interests in Operating Partnership

Non-controlling interests in the Operating Partnership in the accompanying consolidated financial statements relate to LTIP-OP Units and OP Units issued upon conversion of LTIP-OP Units, in either case, held by parties other than the Company.

As of December 31, 2019, the non-controlling interest holders in the Operating Partnership owned 270,442 LTIP-OP Units, or approximately 1.6% of the units of the Operating Partnership. Pursuant to ASC 810, Consolidation, changes in a parent’s ownership interest (and transactions with non-controlling interest unit holders in the Operating Partnership) while the parent retains its controlling interest in its subsidiary should be accounted for as equity transactions. The carrying amount of the non-controlling interest will be adjusted to reflect the change in its ownership interest in the subsidiary, with the offset to equity attributable to the Company.

Earnings per Common Share

The Company is required to present both basic and diluted earnings per common share (“EPS”). Basic EPS is calculated by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding during each period. Diluted EPS is calculated by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding plus the additional dilutive effect of common stock equivalents during each period. In accordance with ASC 260, Earnings Per Share, if there is a loss from continuing operations, the common stock equivalents are deemed anti-dilutive and earnings (loss) per share is calculated excluding the potential common shares.

The following table presents basic and diluted earnings per share of common stock for the periods indicated (dollars in thousands, except per share data):

Earnings per Common Share Information

	Year Ended December 31,
	2019	2018	2017
Numerator:
Net loss	$(50,675)	$34,269	$46,430
Net loss allocated to noncontrolling interests in Operating Partnership	819	(443)	(633)
Dividends on preferred stock	9,353	5,297	1,833
Net loss applicable to common stockholders	$(59,209)	$28,529	$43,964
Denominator:
Weighted average common shares outstanding	16,775,113	14,649,242	11,443,493
Weighted average diluted shares outstanding	16,787,902	14,657,498	11,450,831
Basic and Diluted EPS:
Basic	$(3.53)	$1.95	$3.84
Diluted	$(3.53)	$1.95	$3.84

There were no participating securities or equity instruments outstanding that were anti-dilutive for purposes of calculating earnings per share for the periods presented.

Note 7 — Transactions with Affiliates and Affiliated Entities

Manager

The Company has entered into the Management Agreement with the Manager, pursuant to which the Manager provides for the day-to-day management of the Company’s operations. The Management Agreement requires the Manager to manage the Company’s business affairs in conformity with the policies that are approved and monitored by the Company’s board of directors. Pursuant to the Management Agreement, the Manager, under the supervision of the Company’s board of directors, formulates investment strategies, arranges for the acquisition of assets, arranges for financing, monitors the performance of the Company’s assets and provides certain advisory, administrative and managerial services in connection with the operations of the Company. For performing these services, the Company pays the Manager the management fee which is payable in cash quarterly in arrears, in an amount equal to 1.5% per annum of the Company’s stockholders’ equity (as defined in the Management Agreement). The term of the Management Agreement will expire on October 22, 2020 and will be automatically renewed for a one-year term on such date and on each anniversary of such date thereafter unless terminated or not renewed as described below. Either we or our Manager may elect not to renew the Management Agreement upon expiration of its initial term or any renewal term by providing written notice of non-renewal at least 180 days, but not more than 270 days, before expiration. In the event we elect not to renew the term, we will be required to pay our Manager a termination fee equal to three times the average annual management fee amount earned by the Manager during the two four-quarter periods ending as of the end of the most recently completed fiscal quarter prior to the non-renewal. We may terminate the Management Agreement at any time for cause effective upon 30 days prior written notice of termination from us to our Manager, in which case no termination fee would be due. Our board of directors will review our Manager’s performance prior to the automatic renewal thereof and, as a result of such review, upon the affirmative vote of at least two-thirds of the members of our board of directors or of the holders of a majority of our outstanding common stock, we may terminate the Management Agreement based upon unsatisfactory performance by our Manager that is materially detrimental to us or a determination by our independent directors that the management fees payable to our Manager are not fair, subject to the right of our Manager to prevent such a termination by agreeing to a reduction of the management fees payable to our Manager. Upon any termination of the Management Agreement based on unsatisfactory performance or unfair management fees, we are required to pay our Manager the termination fee described above. Our Manager may terminate the Management Agreement in the event the Company becomes regulated as an investment company under the Investment Company Act of 1940, as amended, in which case the Company would not be required to pay the termination fee described above. Our Manager may also terminate the Management Agreement upon 60 days’ written notice if we default in the performance of any material term of the Management Agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay our Manager the termination fee described above.

The Manager is a party to a services agreement (the “Services Agreement”) with Freedom Mortgage, pursuant to which Freedom Mortgage provides to the Manager the personnel, services and resources needed by the Manager to carry out its obligations and responsibilities under the Management Agreement. The Company is a named third-party beneficiary to the Services Agreement and, as a result, has, as a non-exclusive remedy, a direct right of action against Freedom Mortgage in the event of any breach by the Manager of any of its duties, obligations or agreements under the Management Agreement that arise out of or result from any breach by Freedom Mortgage of its obligations under the Services Agreement. The Services Agreement will terminate upon the termination of the Management Agreement. Pursuant to the Services Agreement, the Manager will make certain payments to Freedom Mortgage in connection with the services provided. The Management Agreement between the Company and the Manager was negotiated between related parties, and the terms, including fees payable, may not be as favorable to the Company as if it had been negotiated with an unaffiliated third party. At the time the Management Agreement was negotiated, both the Manager and Freedom Mortgage were controlled by Mr. Stanley Middleman, who is also a shareholder of the Company. In 2016, ownership of the Manager was transferred to CHMM Blind Trust, a grantor trust for the benefit of Mr. Middleman.

The Management Agreement provides that the Company will reimburse the Manager for (i) various expenses incurred by the Manager or its officers, and agents on the Company’s behalf, including costs of software, legal, accounting, tax, administrative and other similar services rendered for the Company by providers retained by the Manager and (ii) the allocable portion of the compensation paid to specified officers dedicated to the Company. The amounts under “Due to affiliates” on the consolidated balance sheets consisted of the following for the periods indicated (dollars in thousands):

Management Fees and Compensation Reimbursement to Affiliate

	Year Ended December 31,
	2019	2018	2017
Management fees	$6,832	$5,088	$3,583
Compensation reimbursement	952	858	764
Total	$7,784	$5,946	$4,347

Subservicing Agreement

Freedom Mortgage is directly servicing the Company’s portfolio of Ginnie Mae MSRs pursuant to a subservicing agreement entered into on June 10, 2015. Although Freedom Mortgage gave notice of termination of the subservicing agreement without cause during the third quarter of 2018, as required by that agreement, Freedom Mortgage has continued to service the Ginnie Mae MSRs pending transfer of the servicing responsibilities, and Aurora has continued to pay for such services. The parties subsequently decided to reinstate the agreement on the terms in effect at the time of the notice of termination, including a three-year term subject to automatic renewal for a similar term unless sooner terminated in accordance with its terms.

Joint Marketing Recapture Agreement

In June 2016, Aurora entered into a joint marketing recapture agreement with Freedom Mortgage. Pursuant to this agreement, Freedom Mortgage attempts to refinance certain mortgage loans underlying Aurora’s MSR portfolio subserviced by Freedom Mortgage as directed by Aurora. If a loan is refinanced, Aurora will pay Freedom Mortgage a fee for its origination services. Freedom Mortgage will be entitled to sell the loan for its own benefit and will transfer the related MSR to Aurora. The agreement had an initial term of one year, subject to automatic renewals of one year each. This agreement continues in effect since the termination of the subservicing agreement was not, and now will not be, completed by the transfer of the Ginnie Mae MSRs to another subservicer. During the year ended December 31, 2019, MSRs on 19 loans with an aggregate UPB of approximately $4.4 million had been received from Freedom Mortgage which generated approximately $5,200 in fees due to Freedom Mortgage. During the year ended December 31, 2018, MSRs on 98 loans with an aggregate UPB of approximately $21.5 million had been received from Freedom Mortgage which generated approximately $32,000 in fees due to Freedom Mortgage.

Sale of Excess MSRs

On November 15, 2016, the Company sold a portion of the Excess MSRs back to Freedom Mortgage for cash. The Company sold the remaining Excess MSRs back to Freedom Mortgage on February 1, 2017. In connection with this sale of Excess MSRs, Freedom Mortgage transferred to Aurora Ginnie Mae MSRs with a UPB of approximately $4.5 billion and a weighted average servicing fee of approximately 30 basis points at the time of acquisition. The sale has been classified within “Realized gain on investments in Excess MSRs, net” on the consolidated statements of income (loss).

Other Transactions with Affiliated Persons

Aurora leases five employees from Freedom Mortgage and reimburses Freedom Mortgage on a monthly basis.

The Company entered into a loan servicing purchase and sale agreement with Freedom Mortgage on December 15, 2016. The amount of holdback remaining under this agreement was approximately $757,000 as of December 31, 2019 and December 31, 2018 and has been classified within “Accrued expenses and other liabilities” on the consolidated balance sheets.

The Company incurred losses of approximately $382,000 on loans repurchased from Ginnie Mae during the year ended December 31, 2019. During the year ended December 31, 2018, there were no such losses since the losses were offset against the holdback amount under the agreement. Under the terms of the agreement with Freedom Mortgage, $326,000 of these foreclosure related losses were on VA loans repurchased from Ginnie Mae and are recoverable from Freedom Mortgage and have been classified within “Receivables and other assets” on the consolidated balance sheets. The remaining $56,000 foreclosure related losses are not reimbursable.

Note 8 — Derivative Instruments

Interest Rate Swap Agreements, Swaptions, TBAs and Treasury Futures

In order to help mitigate exposure to higher short-term interest rates in connection with borrowings under its repurchase agreements, the Company enters into interest rate swap agreements and swaption agreements. Interest rate swap agreements establish an economic fixed rate on related borrowings because the variable-rate payments received on the interest rate swap agreements largely offset interest accruing on the related borrowings, leaving the fixed-rate payments to be paid on the interest rate swap agreements as the Company’s effective borrowing rate, subject to certain adjustments including changes in spreads between variable rates on the interest rate swap agreements and actual borrowing rates. A swaption is an option granting its owner the right but not the obligation to enter into an underlying swap. The Company’s interest rate swap agreements and swaptions have not been designated as qualifying hedging instruments for GAAP purposes.

In order to help mitigate duration risk and manage basis risk and the pricing risk under the Company’s financing facilities, the Company utilizes Treasury futures and forward-settling purchases and sales of RMBS where the underlying pools of mortgage loans are TBAs. Pursuant to these TBA transactions, the Company agrees to purchase or sell, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered is not identified until shortly before the TBA settlement date. Unless otherwise indicated, references to Treasury futures include options on Treasury futures.

The following table summarizes the outstanding notional amounts of derivative instruments as of the dates indicated (dollars in thousands):

Derivatives	December 31, 2019	December31, 2018
Notional amount of interest rate swaps	$2,355,850	$1,380,000
Notional amount of swaptions	40,000	110,000
Notional amount of TBAs, net	140,300	35,000
Notional amount of Treasury futures	310,300	80,000
Total notional amount	$2,846,450	$1,605,000

The following table presents information about the Company’s interest rate swap agreements as of the dates indicated (dollars in thousands):

	Notional Amount	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Years to Maturity
December 31, 2019	$2,355,850	1.70%	1.92%	5.3
December 31, 2018	$1,380,000	2.18%	2.61%	5.1

The following table presents information about the Company’s interest rate swaption agreements as of the dates indicated (dollars in thousands):

	Notional Amount	Weighted Average Pay Rate	Weighted Average Receive Rate(A)		Weighted Average Years to Maturity
December 31, 2019	$40,000	2.38%	LIBOR-BBA	%	10.7
December 31, 2018	$110,000	3.25%	LIBOR-BBA	%	10.0

(A)	Floats in accordance with LIBOR.

The following table presents information about realized gain (loss) on derivatives, which is included on the consolidated statements of income for the periods indicated (dollars in thousands):

		Year Ended December 31,
Derivatives	Consolidated Statements of Income (Loss) Location	2019	2018	2017
Interest rate swaps	Realized (loss) on derivatives, net	$(27,950)	$(2,149)	$(1,573)
Swaptions	Realized (loss) on derivatives, net	(1,544)	(1,451)	(680)
TBAs	Realized gain (loss) on derivatives, net	2,251	(2,315)	(1,339)
Treasury futures	Realized gain (loss) on derivatives, net	14,881	26	(1,962)
Total		$(12,362)	$(5,889)	$(5,554)

Offsetting Assets and Liabilities

The Company has netting arrangements in place with all of its derivative counterparties pursuant to standard documentation developed by the International Swaps and Derivatives Association. Under GAAP, if the Company has a valid right of offset, it may offset the related asset and liability and report the net amount. The Company presents interest rate swaps, swaptions and Treasury futures assets and liabilities on a gross basis in its consolidated balance sheets, but in the case of interest rate swaps beginning in 2018, net of variation margin. The Company presents TBA assets and liabilities on a net basis in its consolidated balance sheets. The Company presents repurchase agreements in this section even though they are not derivatives because they are subject to master netting arrangements. However, repurchase agreements are presented on a gross basis. Additionally, the Company does not offset financial assets and liabilities with the associated cash collateral on the consolidated balance sheets.

The following tables present information about the Company’s assets and liabilities that are subject to master netting arrangements or similar agreements and can potentially be offset on the Company’s consolidated balance sheets as of the dates indicated (dollars in thousands):

Offsetting Assets and Liabilities

As of December 31, 2019

	Gross	Gross	Net Amounts of Assets and Liabilities	Gross Amounts Not Offset in the Consolidated Balance Sheet
	Amounts of Recognized Assets or Liabilities	Amounts Offset in the Consolidated Balance Sheet	Presented in the Consolidated Balance Sheet	Financial Instruments	Cash Collateral Received (Pledged)	Net Amount
Assets
Interest rate swaps	$17,921	$-	$17,921	$(17,921)	$-	$-
Interest rate swaptions	368	-	368	(368)	-	-
TBAs	2,297	(2,297)	-	-	-	-
Total Assets	$20,586	$(2,297)	$18,289	$(18,289)	$-	$-

Liabilities
Repurchase agreements	$2,337,638	$-	$2,337,638	$(2,276,251)	$(61,387)	$-
Interest rate swaps	10,140	-	10,140	(10,140)	-	-
TBAs	2,720	(2,297)	423	(423)	-	-
Treasury futures	1,774	-	1,774	3,876	(5,650)	-
Total Liabilities	$2,352,272	$(2,297)	$2,349,975	$(2,282,938)	$(67,037)	$-

As of December 31, 2018

	Gross	Gross	Net Amounts of Assets and Liabilities	Gross Amounts Not Offset in the Consolidated Balance Sheet
	Amounts of Recognized Assets or Liabilities	Amounts Offset in the Consolidated Balance Sheet	Presented in the Consolidated Balance Sheet	Financial Instruments	Cash Collateral Received (Pledged)	Net Amount
Assets
Interest rate swaps	$23,176	$-	$23,176	$(23,176)	$-	$-
Interest rate swaptions	170	-	170	(170)	-	-
TBAs	349	(181)	168	(168)	-	-
Treasury futures	744	-	744	(57)	(687)	-
Total Assets	$24,439	$(181)	$24,258	$(23,571)	$(687)	$-

Liabilities
Repurchase agreements	$1,598,592	$-	$1,598,592	$(1,591,094)	$(7,498)	$-
Interest rate swaps	3,816	-	3,816	(3,816)	-	-
TBAs	181	(181)	-	-	-	-
Treasury futures	-	-	-	-	-	-
Total Liabilities	$1,602,589	$(181)	$1,602,408	$(1,594,910)	$(7,498)	$-

Note 9 – Fair Value

Fair Value Measurements

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 clarifies that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). Additionally, ASC 820 requires an entity to consider all aspects of nonperformance risk, including the entity’s own credit standing, when measuring the fair value of a liability.

ASC 820 establishes a three level hierarchy to be used when measuring and disclosing fair value. An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. Following is a description of the three levels:

Level 1
inputs are quoted prices in active markets for identical assets or liabilities as of the measurement date under current market conditions. Additionally, the entity must have the ability to access the active market and the quoted prices cannot be adjusted by the entity.

Level 2
inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full-term of the assets or liabilities.

Level 3
unobservable inputs are supported by little or no market activity. The unobservable inputs represent the assumptions that management believes market participants would use to price the assets and liabilities, including risk. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

Recurring Fair Value Measurements

The following is a description of the methods used to estimate the fair values of the Company’s assets and liabilities measured at fair value on a recurring basis, as well as the basis for classifying these assets and liabilities as Level 2 or 3 within the fair value hierarchy. The Company’s valuations consider assumptions that it believes a market participant would consider in valuing the assets and liabilities, the most significant of which are disclosed below. The Company reassesses and periodically adjusts the underlying inputs and assumptions used in the valuations for recent historical experience, as well as for current and expected relevant market conditions.

RMBS

The Company holds a portfolio of RMBS that are classified as available for sale and are carried at fair value in the consolidated balance sheets. The Company determines the fair value of its RMBS based upon prices obtained from third-party pricing providers. The third-party pricing providers use pricing models that generally incorporate such factors as coupons, primary and secondary mortgage rates, rate reset period, issuer, prepayment speeds, credit enhancements and expected life of the security. As a result, the Company classified 100% of its RMBS as Level 2 fair value assets at December 31, 2019 and December 31, 2018.

MSRs

The Company, through its subsidiary Aurora, holds a portfolio of MSRs that are reported at fair value in the consolidated balance sheets. The Company uses a discounted cash flow model to estimate the fair value of these assets. Although MSR transactions are observable in the marketplace, the valuation includes unobservable market data inputs (prepayment speeds, delinquency levels, costs to service and discount rates). As a result, the Company classified 100% of its MSRs as Level 3 fair value assets at December 31, 2019 and December 31, 2018.

Derivative Instruments

The Company enters into a variety of derivative instruments as part of its economic hedging strategies. The Company executes interest rate swaps, swaptions, TBAs and treasury futures. The Company utilizes third-party pricing providers to value its derivative instruments. As a result, the Company classified 100% of its derivative instruments as Level 2 fair value assets and liabilities at December 31, 2019 and December 31, 2018.

Both the Company and the derivative counterparties under their netting arrangements are required to post cash collateral based upon the net underlying market value of the Company’s open positions with the counterparties. Posting of cash collateral typically occurs daily, subject to certain dollar thresholds. Due to the existence of netting arrangements, as well as frequent cash collateral posting at low posting thresholds, credit exposure to the Company and/or counterparties is considered materially mitigated. The Company’s interest rate swaps and Treasury futures contracts are required to be cleared on an exchange, which further mitigates, but does not eliminate, credit risk. Based on the Company’s assessment, there is no requirement for any additional adjustment to derivative valuations specifically for credit.

The following tables present the Company’s assets and liabilities measured at fair value on a recurring basis as of the dates indicated (dollars in thousands).

Recurring Fair Value Measurements

As of December 31, 2019

	Level 1	Level 2	Level 3	Carrying Value
Assets
RMBS
Fannie Mae	$-	$1,619,233	$-	$1,619,233
Freddie Mac	-	727,851	-	727,851
CMOs	-	129,083	-	129,083
Private Label MBS	-	32,193	-	32,193
RMBS total	-	2,508,360	-	2,508,360
Derivative assets
Interest rate swaps	-	17,921	-	17,921
Interest rate swaptions	-	368	-	368
Derivative assets total	-	18,289	-	18,289
Servicing related assets	-	-	291,111	291,111
Total Assets	$-	$2,526,649	$291,111	$2,817,760
Liabilities
Derivative liabilities
Interest rate swaps	-	10,140	-	10,140
TBAs	-	423	-	423
Treasury futures	-	1,774	-	1,774
Derivative liabilities total	-	12,337	-	12,337
Total Liabilities	$-	$12,337	$-	$12,337

As of December 31, 2018

	Level 1	Level 2	Level 3	Carrying Value
Assets
RMBS
Fannie Mae	$-	$1,178,164	$-	$1,178,164
Freddie Mac	-	459,008	-	459,008
CMOs	-	103,500	-	103,500
Private Label MBS	-	29,438	-	29,438
RMBS total	-	1,770,110	-	1,770,110
Derivative assets
Interest rate swaps	-	23,176	-	23,176
Interest rate swaptions	-	170	-	170
TBAs	-	168	-	168
Treasury futures	-	744	-	744
Derivative assets total	-	24,258	-	24,258
Servicing related assets	-	-	294,907	294,907
Total Assets	$-	$1,794,368	$294,907	$2,089,275
Liabilities
Derivative liabilities
Interest rate swaps	-	3,816	-	3,816
Derivative liabilities total	-	3,816	-	3,816
Total Liabilities	$-	$3,816	$-	$3,816

The Company may be required to measure certain assets or liabilities at fair value from time to time. These periodic fair value measures typically result from application of certain impairment measures under GAAP. These items would constitute nonrecurring fair value measures under ASC 820. As of December 31, 2019 and December 31, 2018, the Company did not have any assets or liabilities measured at fair value on a nonrecurring basis in the periods presented.

Level 3 Assets and Liabilities

The valuation of Level 3 assets and liabilities requires significant judgment by management. The Company estimates the fair value of its Servicing Related Assets based on internal pricing models rather than quotations, and compares the results of these internal models against the results from models generated by third-party pricing providers. The third-party pricing providers and management rely on inputs such as market price quotations from market makers (either market or indicative levels), original transaction price, recent transactions in the same or similar instruments, and changes in financial ratios or cash flows to determine fair value. Level 3 instruments may also be discounted to reflect illiquidity and/or non-transferability, with the amount of such discount estimated by third-party pricing providers and management in the absence of market information. Assumptions used by third-party pricing providers and management due to lack of observable inputs may significantly impact the resulting fair value and, therefore, the Company’s consolidated financial statements. The Company’s management reviews all valuations that are based on pricing information received from third-party pricing providers. As part of this review, prices are compared against other pricing or input data points in the marketplace, along with internal valuation expertise, to ensure the pricing is reasonable.

Changes in market conditions, as well as changes in the assumptions or methodology used to determine fair value, could result in a significant change to estimated fair values. The determination of estimated cash flows used in pricing models is inherently subjective and imprecise. It should be noted that minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values, and that the fair values reflected below are indicative of the interest rate and credit spread environments as of December 31, 2019 and December 31, 2018 and do not take into consideration the effects of subsequent changes in market or other factors.

The tables below present the reconciliation for the Company’s Level 3 assets (Servicing Related Assets) measured at fair value on a recurring basis as of the dates indicated (dollars in thousands):

Level 3 Fair Value Measurements

As of December 31, 2019

Level 3 (A)
MSRs
Balance at December 31, 2018	$294,907
Purchases, sales and principal paydowns:
Purchases	104,969
Other changes (B)	(1,993)
Purchases, sales and principal paydowns:	$102,976
Changes in Fair Value due to:
Changes in valuation inputs or assumptions used in valuation model	(43,737)
Other changes in fair value (C)	(63,035)
Unrealized gain (loss) included in Net Income	$(106,772)
Balance at December 31, 2019	$291,111

As of December 31, 2018

Level 3 (A)
MSRs
Balance at December 31, 2017	$122,806
Purchases, sales and principal paydowns:
Purchases	178,192
Other changes (B)	(2,518)
Purchases, sales and principal paydowns:	$175,674
Changes in Fair Value due to:
Changes in valuation inputs or assumptions used in valuation model	14,648
Other changes in fair value (C)	(18,221)
Unrealized gain (loss) included in Net Income	$(3,573)
Balance at December 31, 2018	$294,907

(A)	Includes the recapture agreement for each respective pool.
(B)	Represents purchase price adjustments, principally contractual prepayment protection, and changes due to the Company’s repurchase of the underlying collateral.
(C)	Represents changes due to realization of expected cash flows and estimated MSR runoff.

The tables below present information about the significant unobservable inputs used in the fair value measurement of the Company’s Servicing Related Assets classified as Level 3 fair value assets as of the dates indicated (dollars in thousands):

Fair Value Measurements

As of December 31, 2019

	Fair Value	Valuation Technique	Unobservable Input (A)	Range	Weighted Average
MSRs
Conventional	$263,357	Discounted cash flow	Constant prepayment speed	7.8% - 21.1%	13.2%
			Uncollected payments	0.4% - 0.8%	0.7%
			Discount rate		7.3%
			Annual cost to service, per loan		$73
Government	$27,754	Discounted cash flow	Constant prepayment speed	6.5% - 19.5%	13.6%
			Uncollected payments	2.2% - 9.0%	2.8%
			Discount rate		9.4%
			Annual cost to service, per loan		$112
TOTAL	$291,111

As of December 31, 2018

	Fair Value	Valuation Technique	Unobservable Input (A)	Range	Weighted Average
MSRs
Conventional	$254,691	Discounted cash flow	Constant prepayment speed	4.5% - 20.6%	9.1%
			Uncollected payments	0.5% - 11.7%	0.9%
			Discount rate		9.3%
			Annual cost to service, per loan		$70
Government	$40,216	Discounted cash flow	Constant prepayment speed	6.3% - 17.9%	8.9%
			Uncollected payments	3.1% - 12.4%	4.2%
			Discount rate		12.0%
			Annual cost to service, per loan		$111
TOTAL	$294,907

(A)
Significant increases (decreases) in any of the inputs in isolation may result in significantly lower (higher) fair value measurements. A change in the assumption used for discount rates may be accompanied by a directionally similar change in the assumption used for the probability of uncollected payments and a directionally opposite change in the assumption used for prepayment rates.

Fair Value of Financial Assets and Liabilities

In accordance with ASC 820, the Company is required to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the consolidated balance sheets, for which fair value can be estimated. The following describes the Company’s methods for estimating the fair value for financial instruments.

●
RMBS available for sale securities, Servicing Related Assets, derivative assets and derivative liabilities are recurring fair value measurements; carrying value equals fair value. See discussion of valuation methods and assumptions within the “Fair Value Measurements” section of this footnote.

●	Cash and cash equivalents and restricted cash have a carrying value which approximates fair value because of the short maturities of these instruments.
●
The carrying value of repurchase agreements and corporate debt that mature in less than one year generally approximates fair value due to the short maturities. The Company does not hold any repurchase agreements that are considered long-term.

Corporate debt that matures in more than one year consists solely of financing secured by Aurora’s Servicing Related Assets. Approximately ninety percent of the debt is revolving and bears interest at adjustable rates, while the remaining portion is amortizing and bears interest at a fixed rate. Due to the amount of the fixed debt relative to that of all of the corporate debt, the Company considers that the amount of the corporate debt generally approximates fair value.

Repurchased loans held for sale consist primarily of Ginnie Mae buyouts that the Company has purchased at par plus accrued interest. These loans are held for sale and valued at the lower of cost or fair market value. Carrying value of the loans approximates fair value since substantially all such loans are promptly resold for a price that approximates the amount for which they were repurchased by the Company, net of any amortization.

Note 10 — Commitments and Contingencies

The commitments and contingencies of the Company as of December 31, 2019 and December 31, 2018 are described below.

Management Agreement

The Company pays the Manager a quarterly management fee, calculated and payable quarterly in arrears, equal to the product of one quarter of the 1.5% management fee annual rate and the stockholders’ equity, adjusted as set forth in the Management Agreement as of the end of such fiscal quarter. The Manager relies on resources of Freedom Mortgage to provide the Manager with the necessary resources to conduct the Company’s operations. For further discussion regarding the management fee, see Note 7.

Legal and Regulatory

From time to time, the Company may be subject to potential liability under laws and government regulations and various claims and legal actions arising in the ordinary course of business. Liabilities are established for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts established for those claims. Based on information currently available, management is not aware of any legal or regulatory claims that would have a material effect on the Company’s consolidated financial statements, and, therefore, no accrual is required as of December 31, 2019 and December 31, 2018.

Commitments to Purchase/Sell RMBS

As of December 31, 2019 and December 31, 2018, the Company held forward TBA purchase and sale commitments, respectively, with counterparties, which are forward Agency RMBS trades, whereby the Company committed to purchasing or selling a pool of securities at a particular interest rate. As of the date of the trade, the mortgage-backed securities underlying the pool that will be delivered to fulfill a TBA trade are not yet designated. The securities are typically “to be announced” 48 hours prior to the established trade settlement date.

As of December 31, 2019 and December 31, 2018, the Company was not obligated to purchase or sell any Agency RMBS securities.

Acknowledgment Agreements

In connection with the Fannie Mae MSR Financing Facility (as defined below) entered into by Aurora and QRS III, those parties also entered into an acknowledgment agreement with Fannie Mae. Pursuant to that agreement, Fannie Mae consented to the pledge by Aurora and QRS III of their respective interests in MSRs for loans owned or securitized by Fannie Mae, and acknowledged the security interest of the lender in those MSRs. See Note 12—Notes Payable for a description of the Fannie Mae MSR Financing Facility and the financing facility it replaced.

In connection with the MSR Revolver (as defined below), Aurora, QRS V, and the lender, with a limited joinder by the Company, entered into an acknowledgement agreement with Freddie Mac pursuant to which Freddie Mac consented to the pledge of the Freddie Mac MSRs securing the MSR Revolver. Aurora and the lender also entered into a consent agreement with Freddie Mac pursuant to which Freddie Mac consented to the pledge of Aurora’s rights to reimbursement for advances on the underlying loans. See Note 12—Notes Payable for a description of the MSR Revolver.

Note 11 – Repurchase Agreements

The Company had outstanding approximately $2,337.6 million and $1,598.6 million of borrowings under its repurchase agreements as of December 31, 2019 and December 31, 2018, respectively. The Company’s obligations under these agreements had weighted average remaining maturities of 42 days and 38 days as of December 31, 2019 and December 31, 2018, respectively. RMBS and cash have been pledged as collateral under these repurchase agreements (see Note 4).

The repurchase agreements had the following remaining maturities and weighted average rates as of the dates indicated (dollars in thousands):

Repurchase Agreements Characteristics

As of December 31, 2019

	Repurchase Agreements	Weighted Average Rate
Less than one month	$928,646	2.24%
One to three months	1,231,422	1.94%
Greater than three months	177,570	1.98%
Total/Weighted Average	$2,337,638	2.06%

As of December 31, 2018

	Repurchase Agreements	Weighted Average Rate
Less than one month	$776,666	2.51%
One to three months	821,926	2.56%
Greater than three months	-	-% %
Total/Weighted Average	$1,598,592	2.54%

There were no overnight or demand securities as of December 31, 2019 or December 31, 2018.

Note 12 – Notes Payable

In September 2016, Aurora and QRS III entered into a loan and security agreement (the “MSR Financing Facility”), pursuant to which Aurora and QRS III pledged their respective rights in all existing and future MSRs for loans owned or securitized by Fannie Mae to secure borrowings up to a maximum of $25.0 million outstanding at any one time, subsequently amended to $100 million with the revolving period extended to December 20, 2020. During the revolving period, borrowings bear interest at a rate equal to a spread over one-month LIBOR subject to a floor. At the end of the revolving period, the outstanding amount will be converted to a three-year term loan that will bear interest at a rate calculated at a spread over the rate for one-year interest rate swaps. The revolving period may be further extended by agreement. The Company has previously guaranteed repayment of all indebtedness under the MSR Financing Facility. Approximately $96.5 million was outstanding under the MSR Financing Facility at December 31, 2018. There was no outstanding balance under the MSR Financing Facility at December 31, 2019 because the MSR Financing Facility and the related acknowledgement agreement with Fannie Mae were terminated and replaced in September 2019.

In May 2017, the Company, Aurora and QRS IV obtained a $20.0 million loan (the “MSR Term Facility”) secured by the pledge of Aurora’s Ginnie Mae MSRs and the Company’s ownership interest in QRS IV. The loan bears interest at a fixed rate of 6.18% per annum, amortizes on a ten-year amortization schedule and is due on May 18, 2022. In October 2019, the MSR Term Facility was amended to provide an additional $10 million of borrowing capacity to finance servicing advances on the Ginnie Mae MSRs pledged under the facility. Amounts available to finance servicing advances may be borrowed and reborrowed from time to time and bear interest at a floating rate equal to LIBOR plus a margin. The MSR Term Facility, including the revolving facility for servicing advances, is scheduled to terminate on May 18, 2022.

In July 2018, the Company, Aurora and QRS V (collectively with Aurora and the Company, the “Borrowers”) entered into a $25.0 million revolving credit facility (the “MSR Revolver”) pursuant to which Aurora pledged all of its existing and future MSRs on loans owned or securitized by Freddie Mac. The term of the MSR Revolver is 364 days with the Borrowers’ option for two renewals for similar terms followed by a one-year term out feature with a 24-month amortization schedule. The MSR Revolver was upsized to $45.0 million in September 2018. The Company also has the ability to request up to an additional $5.0 million of borrowings. On April 2, 2019, the Borrowers entered into an amendment that increased the maximum amount of the MSR Revolver to $100.0 million. On June 5, 2019, the term of the MSR Revolver was renewed to July 30, 2020. Amounts borrowed bear interest at an adjustable rate equal to a spread above one-month LIBOR. Approximately $55.5 million and $45.0 million was outstanding under the MSR Revolver at December 31, 2019 and December 31, 2018, respectively.

In September 2019, Aurora and QRS III entered into a loan and security agreement (the “Fannie Mae MSR Financing Facility”), to replace the MSR Financing Facility. Under the Fannie Mae MSR Facility, Aurora and QRS III pledged their respective rights in all existing and future MSRs for loans owned or securitized by Fannie Mae to secure borrowings outstanding from time to time. The maximum credit amount outstanding at any one time under the facility is $200.0 million of which $100.0 million is committed. Borrowings bear interest at a rate equal to a spread over one-month LIBOR subject to a floor. The term of the facility is 24 months subject to extension for an additional 12 months if the lender agrees beginning in the 20th month. The Company has guaranteed repayment of all indebtedness under the Fannie Mae MSR Financing Facility. Approximately $97.0 million was outstanding under the Fannie Mae MSR Financing Facility at December 31, 2019.

The outstanding long-term borrowings had the following remaining maturities as of the dates indicated (dollars in thousands):

Long-Term Borrowings Repayment Characteristics

As of December 31, 2019

	2020	2021	2022	2023	2024	Total
MSR Term Facility
Borrowings under MSR Term Facility	$2,000	$2,000	$10,996	$-	$-	$14,996
MSR Revolver
Borrowings under MSR Revolver Facility	$-	$55,500	$-	$-	$-	$55,500
Fannie Mae MSR Financing Facility
Borrowings under Fannie Mae MSR Financing Facility	$-	$97,000	$-	$-	$-	$97,000
Total	$2,000	$154,500	$10,996	$-	$-	$167,496

As of December 31, 2018

	2019	2020	2021	2022	2023	Total
MSR Term Facility
Borrowings under MSR Term Facility	$2,000	$2,000	$2,000	$10,996	$-	$16,996
MSR Financing Facility
Borrowings under MSR Financing Facility	$-	$6,195	$90,305	$-	$-	$96,500
MSR Revolver
Borrowings under MSR Revolver Facility	$-	$-	$45,000	$-	$-	$45,000
Total	$2,000	$8,195	$137,305	$10,996	$-	$158,496

Note 13 – Receivables and Other Assets

The assets comprising “Receivables and other assets” as of December 31, 2019 and December 31, 2018 are summarized in the following table (dollars in thousands):

Receivables and Other Assets

	December 31, 2019	December 31, 2018
Servicing advances	$16,647	$9,942
Interest receivable	8,222	6,540
Deferred tax receivable	2,757	-
Repurchased loans held for sale	3,839	2,814
Other receivables	3,632	4,687
Total other assets	$35,097	$23,983

The Company only records as an asset those servicing advances that the Company deems recoverable.

Note 14 – Accrued Expenses and Other Liabilities

The liabilities comprising “Accrued expenses and other liabilities” as of December 31, 2019 and December 31, 2018 are summarized in the following table (dollars in thousands):

Accrued Expenses and Other Liabilities

	December 31, 2019	December 31, 2018
Accrued interest payable	$10,779	$8,056
Net current tax payable	-	152
Net deferred tax payable	-	7,166
Accrued expenses	5,090	5,259
Total accrued expenses and other liabilities	$15,869	$20,633

Note 15 – Summarized Quarterly Results (Unaudited)

The following tables present information about the Company’s quarterly operating results for the periods indicated below (dollars in thousands):

Summarized Quarterly Results

	2019
	December 31,	September 30,	June 30,	March 31,
Income
Interest income	$19,770	$19,383	$17,216	$16,969
Interest expense	13,499	12,635	11,707	10,744
Net interest income	6,271	6,748	5,509	6,225
Servicing fee income	19,318	18,687	18,362	17,188
Servicing costs	5,378	4,102	4,103	3,821
Net servicing income	13,940	14,585	14,259	13,367
Other income (loss)
Realized loss on RMBS, available-for-sale, net	627	275	-	-
Realized gain (loss) on derivatives, net	(17,148)	12,627	(365)	(7,476)
Realized gain (loss) on acquired assets, net	(28)	54	-	-
Unrealized gain (loss) on derivatives, net	3,357	(2,133)	(3,819)	(8,272)
Unrealized gain (loss) on investments in Servicing Related Assets	1,959	(37,514)	(44,042)	(27,175)
Total Income (Loss)	8,978	(5,358)	(28,458)	(23,331)
Expenses
General and administrative expense	1,352	1,194	1,138	963
Management fee to affiliate	1,999	2,042	1,934	1,809
Total Expenses	3,351	3,236	3,072	2,772
Income (Loss) Before Income Taxes	5,627	(8,594)	(31,530)	(26,103)
Provision for (Benefit from) corporate business taxes	1,132	(4,285)	(3,053)	(3,719)
Net Income (Loss)	4,495	(4,309)	(28,477)	(22,384)
Net loss allocated to noncontrolling interests in Operating Partnership	(75)	65	460	369
Dividends on preferred stock	2,460	2,459	2,593	1,841
Net Income (Loss) Applicable to Common Stockholders	$1,960	$(6,703)	$(30,610)	$(23,856)
Net Income (Loss) Per Share of Common Stock
Basic	$0.12	$(0.40)	$(1.82)	$(1.43)
Diluted	$0.12	$(0.40)	$(1.82)	$(1.43)
Weighted Average Number of Shares of Common Stock Outstanding
Basic	16,797,523	16,883,816	16,776,472	16,646,114
Diluted	16,810,312	16,896,605	16,789,261	16,654,370

	2018
	December 31,	September 30,	June 30,	March 31,
Income
Interest income	$16,958	$15,323	$12,019	$13,050
Interest expense	10,385	9,257	7,324	7,543
Net interest income	6,573	6,066	4,695	5,507
Servicing fee income	16,574	14,017	11,535	8,650
Servicing costs	3,528	2,981	2,394	1,712
Net servicing income	13,046	11,036	9,141	6,938
Other income (loss)
Realized loss on RMBS, available for sale, net	(2,932)	(428)	(121)	(4,881)
Realized gain (loss) on derivatives, net	(3,162)	(707)	(2,033)	13
Unrealized gain (loss) on derivatives, net	(30,937)	8,807	6,009	19,626
Unrealized gain (loss) on investments in Servicing Related Assets	(21,924)	6,218	(365)	12,498
Total Income (Loss)	(39,336)	30,992	17,326	39,701
Expenses
General and administrative expense	962	1,165	937	877
Management fee to affiliate	1,649	1,599	1,383	1,315
Total Expenses	2,611	2,764	2,320	2,192
Income (Loss) Before Income Taxes	(41,947)	28,228	15,006	37,509
Provision for (benefit from) corporate business taxes	(2,159)	1,754	1,655	3,277
Net Income (Loss)	(39,788)	26,474	13,351	34,232
Net (income) loss allocated to noncontrolling interests in Operating Partnership	517	(350)	(167)	(443)
Dividends on preferred stock	1,395	1,372	1,317	1,213
Net Income (Loss) Applicable to Common Stockholders	$(40,666)	$24,752	$11,867	$32,576
Net Income (Loss) Per Share of Common Stock
Basic	$(2.48)	$1.56	$0.87	$2.56
Diluted	$(2.48)	$1.56	$0.87	$2.56
Weighted Average Number of Shares of Common Stock Outstanding
Basic	16,382,914	15,864,774	13,616,461	12,713,265
Diluted	16,391,170	15,873,030	13,624,676	12,721,464

Basic and diluted net income (loss) per share of common stock are computed independently based on the weighted average number of shares of common stock outstanding during each period. Accordingly, the sum of the quarterly net income (loss) per share amounts may not agree to the total for the year.

Note 16 – Income Taxes

The Company elected to be taxed as a REIT under Code Sections 856 through 860 beginning with its short taxable year ended December 31, 2013. As a REIT, the Company generally will not be subject to U.S. federal income tax to the extent that it distributes its taxable income to its stockholders. To maintain qualification as a REIT, the Company must distribute at least 90% of its annual REIT taxable income to its stockholders and meet certain other requirements such as assets it may hold, income it may generate and its stockholder composition. It is the Company’s policy to distribute all or substantially all of its REIT taxable income. To the extent there is any undistributed REIT taxable income at the end of a year, the Company can elect to distribute such shortfall within the next year as permitted by the Code.

Effective January 1, 2014, CHMI Solutions elected to be taxed as a corporation for U.S. federal income tax purposes; prior to this date, CHMI Solutions was a disregarded entity for U.S. federal income tax purposes. CHMI Solutions has jointly elected with the Company, the ultimate beneficial owner of CHMI Solutions, to be treated as a TRS of the Company, and all activities conducted through CHMI Solutions and its wholly-owned subsidiary, Aurora, are subject to federal and state income taxes. CHMI Solutions files a consolidated tax return with Aurora and is fully taxed as a U.S. C-Corporation.

The state and local tax jurisdictions for which the Company is subject to tax filing obligations recognize the Company’s status as a REIT, and therefore, the Company generally does not pay income tax in such jurisdictions. CHMI Solutions and Aurora are subject to U.S. federal, state and local income taxes.

The components of the Company’s income tax expense (benefit) are as follows for the periods indicated below (dollars in thousands):

	Year Ended December 31,
	2019	2018	2017
Current federal income tax expense (benefit)	$-	$116	$(575)
Current state income tax expense (benefit)	-	35	(62)
Deferred federal income tax benefit	(8,403)	3,570	2,635
Deferred state income tax benefit	(1,522)	806	552
Benefit from Corporate Business Taxes	$(9,925)	$4,527	$2,550

The following is a reconciliation of the statutory federal rate to the effective rate, for the periods indicated below (dollars in thousands):

	Year Ended December 31,
	2019		2018		2017
Computed income tax expense (benefit) at federal rate	$(12,724)	21.0%	$8,225	21.2%	$17,015	34.7%
State tax benefit, net of federal tax, if applicable	(664)	1.1%	833	2.1%	417	0.9%
Tax benefit due to federal rate change	-	0%	-	0%	(1,428)	(2.9)%
Tax provision due to State tax rate change	(858)	1.4%	-	0%	-	0%
Provision to return adjustment	5	0.0%	4	0%	(179)	(0.4)%
REIT income not subject to tax (benefit)	4,316	(7.1)%	(4,535)	(11.7)%	(13,275)	(27.1)%
Benefit from Corporate Business Taxes/Effective Tax Rate(A)	$(9,925)	16.4%	$4,527	11.6%	$2,550	5.2%

(A)	The provision for income taxes is recorded at the TRS level.

The Company’s consolidated balance sheets, at December 31, 2019, December 31, 2018 and December 31, 2017, contain the following current and deferred tax liabilities and assets, which are recorded at the TRS level (dollars in thousands):

	Year Ended December 31,
	2019	2018	2017
Income taxes payable
Federal income taxes payable	$-	$116	$-
State and local income taxes payable	-	35	-
Income taxes payable	$-	$151	$-

	December 31, 2019	December 31, 2018	December 31, 2017
Deferred tax assets
Deferred tax - organizational expenses	$-	$(4)	$(10)
Deferred tax - mortgage servicing rights	(995)	7,170	2,858
Deferred tax - net operating loss	(1,763)	-	(56)
Total net deferred tax assets	$(2,758)	$7,166	$2,792

The deferred tax assets as of December 31, 2019, deferred tax liabilities as of December 31, 2018 and deferred tax liabilities as of December 31, 2017 were each primarily related to MSRs. No valuation allowance has been established at December 31, 2019, December 31, 2018 or December 31, 2017. As of December 31, 2019 and December 31, 2018, deferred tax liabilities are included in “Accrued expenses and other liabilities” in the consolidated balance sheets.

On December 22, 2017, the Tax Cuts and Jobs Act (the “TCJA”) was signed into law. The TCJA includes a number of significant changes to existing U.S. corporate income tax laws, most notably a reduction of the U.S. corporate income tax rate from 35 percent to 21 percent, effective January 1, 2018. The Company measures deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid. Accordingly, the Company’s deferred tax assets and liabilities were remeasured to reflect the reduction in the U.S. corporate income tax rate, resulting in a $459,000 decrease in income tax expense for the year ended December 31, 2017 and a corresponding decrease of the same amount in the Company’s deferred tax liabilities as of December 31, 2017.

Based on the Company’s evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements. Additionally, there were no amounts accrued for penalties or interest as of or during the periods presented in these consolidated financial statements.

The Company’s 2018, 2017, 2016, 2015, 2014, 2013 and 2012 federal, state and local income tax returns remain open for examination by the relevant authorities.

Note 17 – Subsequent Events

Events subsequent to December 31, 2019 were evaluated and no additional events were identified requiring further disclosure in the consolidated financial statements.